UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy
Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12
BURLINGTON STORES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

March 31, 2023

Dear Burlington Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Burlington Stores, Inc. at 8:00 a.m. Eastern Time on May 17, 2023. All holders of shares of our outstanding common stock as of the close of business on March 23, 2023 are entitled to vote at the meeting. This year, the annual meeting will again be held in a virtual-only format, allowing for enhanced accessibility for stockholders to attend the meeting from various locations. Details of the business to be conducted at the meeting are given in the Notice of 2023 Annual Meeting of Stockholders and the Proxy Statement, which are included on the following pages. Instructions for accessing the virtual meeting webcast online are also included in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting virtually, please vote as soon as possible. As an alternative to voting during the annual meeting, you may vote in advance via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the annual meeting.

We appreciate your support of Burlington Stores, Inc.

Michael O’Sullivan

Chief Executive Officer

BURLINGTON STORES, INC.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 17, 2023

Date: May 17, 2023 Time: 8:00 a.m. (Eastern Time) Location: Virtually online via live audio webcast at: www.virtualshareholdermeeting.com/ BURL2023 Record Date: March 23, 2023	Items of Business
	1.	To elect the three directors nominated by Burlington Stores, Inc.’s Board of Directors and named in the accompanying Proxy Statement;
	2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending February 3, 2024;
	3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers (“Say-on-Pay”); and
	4.	To consider any other business properly brought before the meeting and any adjournment or postponement of the meeting.
The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each director nominee named in Proposal 1 and FOR Proposals 2 and 3.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting during the annual meeting, you may vote in advance via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the question entitled “How do I vote?” on page 8 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Group Senior Vice President, General

Counsel and Corporate Secretary

Burlington, New Jersey

March 31, 2023

Important notice regarding the availability of proxy materials for the

2023 Annual Meeting of Stockholders to be held on May 17, 2023:

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 are all available at www.proxyvote.com

YOUR VOTE IS IMPORTANT

PLEASE VOTE BY INTERNET OR TELEPHONE OR

SIGN, DATE, & RETURN YOUR PROXY CARD

Burlington Stores, Inc. 2023 Proxy Statement	|	i

Safe Harbor Statement

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact included in this Proxy Statement, including those about our growth strategy, our diversity, equity and inclusion and corporate social responsibility initiatives, our plans or agreements that may require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including: general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; our ability to execute our opportunistic buying and inventory management process; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; payment-related risks; our ability to effectively generate sufficient levels of customer awareness and traffic through our advertising and marketing programs; damage to our corporate reputation or brand; issues with merchandise safety and shrinkage; lack of or insufficient insurance coverage; the impact of current and future laws and the interpretation of such laws; the impact of increasingly rigorous privacy and data security regulations; any unforeseen material loss or casualty or the existence of adverse litigation; use of social media in violation of applicable laws and regulations; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; possible conversion of our 2.25% Convertible Notes due 2025; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission (“SEC”).

Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Proxy Statement might not occur. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

Burlington Stores, Inc. 2023 Proxy Statement	|	1

Proxy Statement Summary

This summary highlights information about Burlington Stores, Inc. (referred to in this Proxy Statement as “we,” “us,” “our,” “Burlington” or the “Company”), our Board of Directors (the “Board” or the “Board of Directors”) and our upcoming 2023 Annual Meeting of Stockholders (the “Annual Meeting” or “2023 Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time:	Wednesday, May 17, 2023 8:00 a.m. Eastern Time
Location:	Virtually online via live audio webcast at: www.virtualshareholdermeeting.com/BURL2023
Record Date:	March 23, 2023

Voting Matters and Board Recommendations

The Board of Directors recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Page Reference
Proposal 1:	Election of Three Directors Nominated by the Board and Named in this Proxy Statement	FOR each director nominee	11
Proposal 2:	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Certified Public Accounting Firm for the Fiscal Year Ending February 3, 2024	FOR	38
Proposal 3:	Non-Binding Advisory Approval of the Compensation of the Company’s Named Executive Officers (“Say-On-Pay”)	FOR	41

2	|	Burlington Stores, Inc. 2023 Proxy Statement

PROXY STATEMENT SUMMARY

Company Overview

Headquartered in New Jersey, we are a nationally recognized off-price retailer with net sales of $8.7 billion for the fiscal year ended January 28, 2023 (“fiscal 2022”). We are a Fortune 500 company and our common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” We operated 927 stores as of the end of fiscal 2022 in 46 states and Puerto Rico, principally under the name Burlington Stores. Our stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats. Under the oversight of our Board of Directors, we continue to focus on a number of ongoing initiatives aimed at increasing our overall profitability, including:

•	Driving Comparable Store Sales Growth

•	Expanding and Enhancing Our Retail Store Base

•	Enhancing Operating Margins

These strategies, which are more fully discussed in our Annual Report on Form 10-K for fiscal 2022 (the “fiscal 2022 10-K”) are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage.

Fiscal 2022 Performance

Below is a summary of our fiscal 2022 performance compared with our fiscal year ended January 29, 2022 (“fiscal 2021”):

•	We generated total revenues of $8,703 million compared with $9,322 million in fiscal 2021

•	Total sales decreased 7% compared to fiscal 2021

•	Net income decreased 44%, or $179 million, to $230 million, or $3.49 per share vs. $6.00 per share in fiscal 2021, a decrease of 42%

•	Adjusted Net Income of $281 million was down 51% compared to fiscal 2021, while Adjusted EPS was $4.26 compared to $8.41 in fiscal 2021, a decrease of 49%

•	Adjusted EBITDA decreased from $1,051 million to $701 million

•	Adjusted EBIT decreased 46%, or $371 million, to $430 million

•	We opened 87 net new stores

In fiscal 2022 we strengthened our balance sheet and liquidity. We used excess cash to privately repurchase $65 million of our convertible notes, while returning $303 million to stockholders by repurchasing our stock. In addition, we increased our liquidity position by increasing the principal amount of commitments under our ABL facility from $650 million to $900 million. We ended the fiscal year with approximately $1.7 billion in liquidity, including $873 million in cash.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2022 of 65,901 thousand and for fiscal 2021 of 68,126 thousand to arrive at Adjusted EPS), Adjusted EBITDA and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in the section of our fiscal 2022 10-K entitled “Key Performance and Non-GAAP Measures.”

Burlington Stores, Inc. 2023 Proxy Statement	|	3

PROXY STATEMENT SUMMARY

Governance Highlights

Our Board believes that good corporate governance accompanies and greatly aids our long-term business success. The Corporate Governance section beginning on page 20 describes our corporate governance framework and commitment, which includes the following highlights:

•	Independent Board Chair

•	9 out of 10 directors are independent, with 3 new independent directors added since mid-2018

•	3 out of 10 directors (30%) are female

•	3 out of 10 directors (30%) reflect ethnic/racial diversity

•	100% director meeting attendance during fiscal 2022

•	40% of our Board has a tenure of five years or less

•	Majority voting standard and director resignation policy for directors in uncontested elections

•	Majority of director compensation paid in stock

•	Pay-for-performance philosophy

•	Proxy access provisions for director candidates nominated by eligible stockholders

•	Annual Board, director and committee self-evaluations

•	No unequal voting rights

•	Robust CEO, executive and non-employee director stock ownership guidelines

•	Corporate Governance Guidelines limit director membership on other public company boards

•	As part of our stockholder outreach efforts undertaken in connection with the Annual Meeting, we engaged with stockholders representing over 65% of our outstanding shares in conversations on governance, executive compensation, and sustainability

•	Board oversight of environmental, social and governance matters

•	No stockholder rights plan or “poison pill”

Board of Directors

The following table provides summary information about our directors. Additional information about each director’s background and experience can be found beginning on page 12.

					Committee Memberships (1)
Name	Primary or Former Occupation	Age	Director Since	Independent	AC	CC	NCGC

John J. Mahoney	Retired Vice Chairman, Staples, Inc. Chairman of the Board	71	2013	✓

Ted English	Executive Chairman, Bob’s Discount Furniture	69	2016	✓	●	●

Michael Goodwin	Former Senior Vice President, Chief Information Technology Officer, PetSmart Inc.	62	2020	✓	●

Jordan Hitch	Former Managing Director, Bain Capital	56	2006	✓		C	●

William P. McNamara	Retired President, Macy’s Reinvent Strategies, Macy’s, Inc.	72	2014	✓			●

Michael O’Sullivan	Chief Executive Officer, Burlington Stores, Inc.	59	2019

Jessica Rodriguez	Former Chief Marketing Officer and President of Entertainment, Univision Communications Inc.	50	2018	✓			●

Laura J. Sen	Former Non-Executive Chairman and Chief Executive Officer, BJ’s Wholesale Club, Inc.	66	2018	✓	●

Paul J. Sullivan	Retired Partner, PricewaterhouseCoopers LLP	75	2012	✓	C

Mary Ann Tocio	Retired President and Chief Operating Officer, Bright Horizons Family Solutions, Inc.	74	2015	✓		●	C
(1)	NCGC = Nominating and Corporate Governance Committee; CC = Compensation Committee; AC = Audit Committee; C= Chair

4	|	Burlington Stores, Inc. 2023 Proxy Statement

PROXY STATEMENT SUMMARY

Board Composition Highlights

The Board takes a thoughtful and deliberate approach to Board composition to ensure that our directors have the backgrounds, talents, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Some of the key features of our Board composition are as follows:

Corporate Social Responsibility

We are committed to ensuring that, as we continue our growth trajectory as a leading off-price retailer, we do so in tandem with our commitment to building a sustainable future. Our commitment to Corporate Social Responsibility (“CSR”) is reflected in our most recent annual CSR report, covering fiscal year 2021, which discusses our efforts, including focus areas covering environmental, social and governance (“ESG”) issues of greatest importance to our business and stakeholders. Our CSR efforts are reflected across the following five pillars:

Associates	Communities	Environment	Supply Chain	Governance and Ethics

Additional information about our CSR efforts can be found on page 32.

Burlington Stores, Inc. 2023 Proxy Statement	|	5

PROXY STATEMENT SUMMARY

Executive Compensation Program Highlights

Our objective is to have an executive compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values as described on page 32.

In fiscal 2022, approximately 89% of the target annual compensation for Mr. O’Sullivan, our Chief Executive Officer (the “CEO”), and approximately 80% of the average target annual compensation for our other continuing named executive officers (“NEOs”), was “at-risk.”

Significant features of our executive compensation program include:

✓	Alignment of pay with Company financial performance

✓	Fifty percent of annual long-term incentive grants to NEOs is in the form of a performance stock unit (“PSU”) award

✓	Balance short-term and long-term incentives

✓	Annual stockholder Say-on-Pay votes

✓	Compensation Committee uses independent consultant

✓	Annual compensation risk assessment

✓	Independent Compensation Committee

✓	Robust CEO and executive stock ownership guidelines

✓	Limits on annual incentive award and PSU award payments

✓	Compensation recoupment (or “clawback”) policy

✓	Regular review of share utilization
×	No excise tax gross-ups

×	No stock options granted below fair market value

×	No option repricing without stockholder approval

×	No hedging or pledging of Company stock by executive officers or directors

×	No automatic “single-trigger” change in control vesting of equity awards

×	No pension plans or supplemental executive retirement plans (SERPs)

×	No guaranteed bonuses or salary increases

×	No evergreen provision or reload options

Please see the Compensation Discussion and Analysis beginning on page 45 for an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the fiscal 2022 compensation provided to the NEOs identified below.

Named Executive Officers

Michael O’Sullivan	Chief Executive Officer

Kristin Wolfe	Executive Vice President and Chief Financial Officer

Jennifer Vecchio	Group President and Chief Merchandising Officer

Travis Marquette	President and Chief Operating Officer

Michael Allison	Executive Vice President & Chief Administrative Officer

John Crimmins	Former Executive Vice President of Finance and Chief Financial Officer

6	|	Burlington Stores, Inc. 2023 Proxy Statement

2023 Proxy Statement

This Proxy Statement and the accompanying materials are being made available to stockholders of Burlington Stores, Inc. beginning on or about March 31, 2023. In this Proxy Statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

About the Annual Meeting

Who is soliciting my vote?

The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Annual Meeting.

What will I be voting on?

You will be voting on:

•	Election of the three directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending February 3, 2024 (“fiscal 2023”) (Proposal 2);

•	Non-binding advisory approval of the compensation of our NEOs (Say-On-Pay) (Proposal 3); and

•	Any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

What are the Board of Directors voting recommendations?

The Board recommends that you vote:

•	FOR each of the three directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2023 (Proposal 2); and

•	FOR the non-binding advisory approval of the compensation of our NEOs (Proposal 3).

Who is entitled to vote?

All stockholders who owned the Company’s common stock at the close of business on the record date, March 23, 2023, are entitled to attend and vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting.

How many votes do I have?

You will have one vote on each matter for every share of the Company’s common stock you owned on the record date. There is no cumulative voting.

How many votes can be cast by all stockholders?

Each share of the Company’s common stock is entitled to one vote. On the record date, the Company had 64,931,879 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of the Company’s common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares are counted as present at the Annual Meeting if stockholders attend the meeting and vote virtually or if a proxy has been properly submitted by or on behalf of a stockholder. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal because the bank,

Burlington Stores, Inc. 2023 Proxy Statement	|	7

2023 PROXY STATEMENT

broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2023 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our NEOs (Proposal 3).

How many votes are required to elect directors and approve the other proposals?

Our Amended and Restated Bylaws (the “Amended Bylaws”) require that, in an uncontested election of directors (Proposal 1), each director will be elected by a majority of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote in the election of such director such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. Please see page 20 for a further description of our majority vote standard for the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions have no effect on the determination of whether a director nominee has received the requisite amount of votes cast (Proposal 1), but will have the same effect as a vote “against” Proposals 2 or 3. Broker non-votes have no effect on the determination of whether a director nominee or Proposals 2 or 3 has received the requisite number of votes cast to pass.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We take advantage of the SEC rules that allow issuers to furnish proxy materials to their stockholders on the internet. We believe these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials, which indicates how our stockholders may: (i) access their proxy materials and vote their proxies over the internet or by telephone; or (ii) make a request to receive a printed set of proxy materials by mail.

How do I vote?

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”)), then you may vote either during the Annual Meeting using the control number included on your Notice of Internet Availability of Proxy Materials or paper proxy card, or in advance of the Annual Meeting by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail, and your shares will be voted at the Annual Meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice provides information on how to access your online proxy card and vote via the internet or how to vote by telephone or receive a paper proxy card to vote by mail. Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 16, 2023.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as the Board recommends.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a bank, broker or other nominee holds shares on your behalf), then you may vote during the Annual Meeting using the control number included on your Notice of Internet Availability of Proxy Materials or the instructions that accompanied your proxy materials.

Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction card that the nominee provides to you, or by using the voting arrangements described on the voting instruction card, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not vote or provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of

8	|	Burlington Stores, Inc. 2023 Proxy Statement

2023 PROXY STATEMENT

directors (Proposal 1) or the non-binding advisory approval of the compensation of our NEOs (Proposal 3), but your nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2023 (Proposal 2) and register your shares as being present at the Annual Meeting for purposes of determining a quorum.

What does it mean if I receive more than one notice, proxy or voting instruction card?

It means that your shares may be registered differently or held in more than one account. Please provide voting instructions for all notices, proxy and voting instruction cards you receive. Certain banks, brokers and other nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your bank, broker or other nominee for more information.

Can I change my vote after I execute my proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our General Counsel and Corporate Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting virtually, although attendance at the Annual Meeting will not, by itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting virtually at the Annual Meeting using your control number as described above.

Will my vote be kept confidential?

Yes. The Company’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret unless required by law. Your vote will be disclosed to Burlington or its agents only:

•	to allow the independent election inspectors to certify the results of the vote;
•	if there is a proxy contest involving us; or

•	if you make a written comment on your proxy or voting instruction card.

How do I attend and ask questions at the Annual Meeting?

This year, the Annual Meeting will again be held in a virtual-only format. This meeting format provides for an opportunity for participation from any location that is safe and convenient to an attendee, and we are committed to ensuring that our attendees have substantially the same opportunities to participate in a virtual setting as they would at an in-person meeting.

If you are a registered holder, you can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BURL2023 and entering the 16-digit control number previously provided to you in your proxy materials. If your shares are held in “street name,” your control number should be included with your voting instructions received from your broker or other nominee. Please follow the instructions on your Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice that you received for accessing the virtual Annual Meeting. If your broker or other nominee has not provided you with your control number or if you have misplaced your control number, please contact them for instructions on how to attend the virtual Annual Meeting.

Stockholders who attend the virtual Annual Meeting by following the above instructions will have an opportunity to vote and to submit questions electronically in accordance with the rules of conduct for the meeting, which will be available for review during the meeting at www.virtualshareholdermeeting.com/BURL2023. Guests without a control number may access the virtual Annual Meeting by visiting the virtual meeting site provided above, but will not be able to vote or submit questions during the meeting.

We will answer questions during the meeting that comply with the rules of conduct as time permits. Responses to such questions that we do not have time to respond to during the Annual Meeting will be posted to our Investor Relations website following the Annual Meeting. If we receive substantially similar questions, we will group such questions together.

Burlington Stores, Inc. 2023 Proxy Statement	|	9

2023 PROXY STATEMENT

How can I request technical assistance during the Annual Meeting?

The meeting will begin promptly at 8:00 a.m. Eastern Time. You may access the meeting webcast 15 minutes prior to the start time, and we encourage you to allow ample time to log in and test your computer audio system. If you encounter any difficulty accessing the Annual Meeting, please call the Call Center Support number displayed on the login page for the Annual Meeting site.

Who pays for this proxy solicitation?

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We have hired Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $17,500 plus reimbursement of reasonable expenses. Further, the original solicitation of proxies by mail and through the internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and associates. No additional compensation will be paid to these individuals for any such services.

Who can I contact with questions?

If you have any questions or need assistance voting, please contact Innisfree. Stockholders may call 1-888-750-5834. Banks and brokers may call 1-212-750-5833.

Who are the proxyholders and how were they selected?

The proxyholders are Michael O’Sullivan, Kristin Wolfe and Karen Leu, each of whom was selected by our Board of Directors and is an officer of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no direction is given, the shares will be voted as recommended by our Board of Directors.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Is a stockholder list available for examination?

For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting. Please contact our General Counsel and Corporate Secretary at 1-609-387-7800 x 53214 if you wish to examine the list prior to the Annual Meeting.

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

10	|	Burlington Stores, Inc. 2023 Proxy Statement

Proposal No. 1 — Election of Directors

Overview of Our Board Structure

The Board currently consists of ten members divided into three classes as nearly equal in size as is practicable (designated Class I, Class II and Class III), with one class being elected each year for a three-year term. Each director’s term continues until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement.

At the Annual Meeting, stockholders will consider the election of three directors for terms ending in 2026. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Ted English, Jordan Hitch and Mary Ann Tocio, each a current Class I director, for election to the Board. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

In determining whether to nominate each of the current Class I directors for another term, the Board considered the factors discussed below under the caption entitled “Selecting Nominees to the Board of Directors,” and concluded that each of the nominees standing for election possesses unique experiences, qualifications, attributes and skills that will enable each of them to guide the Company in the best interests of its stockholders. There are no family relationships among directors and executive officers of the Company.

Burlington Stores, Inc. 2023 Proxy Statement	|	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election at Annual Meeting

The following sets forth the name, age (as of March 23, 2023) and information regarding the business experience and qualifications of each of the Class I nominees whose terms are expiring at the Annual Meeting:

Ted English Age: 69 Director since: 2016 Committee Membership: • Audit • Compensation

Background:

Mr. English joined our Board of Directors in November 2016 and currently serves on our Audit Committee and Compensation Committee. Mr. English has been the Executive Chairman of the board of directors of Bob’s Discount Furniture since March 2016 and was its Chief Executive Officer from 2006 until his appointment as Executive Chairman. Prior to joining Bob’s Discount Furniture, Mr. English was TJX’s Chief Executive Officer from 2000 (and President from 1999) to 2005. Mr. English was Chairman of The Marmaxx Group between 2000 and 2004, and held various other executive and merchandising positions with TJX from 1983 to 1999. In addition to Burlington Stores, Inc. and Bob’s Discount Furniture, Mr. English serves on the board of directors of Rue Gilt Groupe, an e-commerce destination connecting world-class brands with next generation shoppers. He previously was a director of BJ’s Wholesale Club, Inc. Mr. English also serves on the Board of Trustees of various funds within the multi-affiliate structure of Natixis Global Asset Management, a global asset management firm.

Key Qualifications:

Mr. English’s long career in retail, including off-price retail, has given him broad experience in large retail chain management. Mr. English also has significant leadership experience, including service as the chief executive of both a premier discount home furnishings company and a leading off-price retailer of apparel and home fashions.

Jordan Hitch Age: 56 Director since: 2006 Committee Membership: • Compensation (Chair) • Nominating and Corporate Governance

Background:

Mr. Hitch joined our Board of Directors in April 2006 and currently serves as the Chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Hitch was formerly a Managing Director at Bain Capital, a private investment firm, and left the firm after 18 years in 2015. Mr. Hitch served as a Senior Advisor to Bain Capital following his departure from the firm through the end of 2017. He is currently an active personal investor across a wide range of early stage growth companies and renewable infrastructure projects. Mr. Hitch is also a member of the board of directors of Bright Horizons Family Solutions. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries.

Key Qualifications:

Mr. Hitch has substantial experience investing in retail companies and possesses valuable strategic and financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Mary Ann Tocio Age: 74 Director since: 2015 Committee Membership: • Nominating and Corporate Governance (Chair) • Compensation

Background:

Ms. Tocio joined our Board of Directors in December 2015 and currently serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. She retired from Bright Horizons Family Solutions, Inc., an employer-sponsored child care provider, in June 2015 after 23 years with that company, most recently as its President and Chief Operating Officer. Prior to Bright Horizons, Ms. Tocio held several positions with Wellesley Medical Management, Inc. (Health Stop), including Senior Vice President of Operations. Ms. Tocio is a member of the board of directors of Bright Horizons and 1Life Healthcare, Inc., and is a Governing Trustee of the Dana Farber Cancer Institute. Ms. Tocio was a member of the board of directors of Mac-Gray Corporation from 2006 to 2013 and a member of the board of directors of Civitas Solutions, Inc. from 2015 to 2019.

Key Qualifications:

Ms. Tocio has significant leadership and operational experience, including expertise managing growing organizations, as well as substantial public company board experience.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the election of Ted English, Jordan Hitch and Mary Ann Tocio

Burlington Stores, Inc. 2023 Proxy Statement	|	13

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

The following sets forth the name, age (as of March 23, 2023) and information regarding the business experience and qualifications of each of the directors who will continue in office after the Annual Meeting:

Class II Directors—Terms Expiring at the 2024 Annual Meeting

Michael Goodwin Age: 62 Director since: 2020 Committee Membership: • Audit

Background:

Mr. Goodwin joined our Board of Directors in December 2020 and currently serves on our Audit Committee. Mr. Goodwin retired from the position of Senior Vice President and Chief Information Technology Officer of PetSmart Inc. in January 2023. Mr. Goodwin joined PetSmart in June 2014 as Senior Vice President and Chief Information Officer. Mr. Goodwin has more than 30 years of information technology experience, most recently serving as Senior Vice President and Chief Information Officer of Technology and Business Enablement at Hallmark. Mr. Goodwin began his career at Hallmark as information technology analyst in 1990 and held positions of increasing responsibility, including Director of IT Service Delivery, IT Business Development Director of Creative Product Development and Supply Chain Operations, culminating with his promotion to SVP and CIO in 2006, responsible for global IT services. Prior to joining Hallmark, Mr. Goodwin served as an officer in the United States Army.

Key Qualifications:

Mr. Goodwin has more than 30 years of information technology experience in the retail industry. His expertise spans broad IT disciplines, including information systems, development and infrastructure, digital and mobile, omni-channel and data security.

William P. McNamara Age: 72 Director since: 2014 Committee Membership: • Nominating and Corporate Governance

Background:

Mr. McNamara joined our Board of Directors in September 2014 and currently serves on our Nominating and Corporate Governance Committee. Mr. McNamara has over 30 years of retail experience with two prominent department stores, Macy’s/Federated and The May Department Stores Company. Mr. McNamara began his career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization. In 1998, Mr. McNamara was promoted to President of The May Merchandising Company to lead all brand merchandising and product development. In 2000, he was promoted to Vice Chairman of May Department Stores Company where he had direct responsibility for all of its department store divisions. In 2005, upon completion of the merger between Federated and May, he became Chairman and Chief Executive Officer of the company’s Midwest division. In 2008, Mr. McNamara became President of Macy’s Reinvent Strategies and served in that capacity until his retirement in 2009.

Key Qualifications: Mr. McNamara’s long career in retail has given him broad experience in large retail chain management, including merchandising and product development.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Michael O’Sullivan Age: 59 Director since: 2019 Committee Membership: • None

Background:

Mr. O’Sullivan joined Burlington as our Chief Executive Officer in September 2019. Mr. O’Sullivan came to Burlington from Ross Stores, an off-price retailer, where he worked for 16 years, rising to become their President and Chief Operating Officer in 2009. While at Ross, Mr. O’Sullivan played a leading role in managing major functional areas such as Stores, Loss Prevention, Supply Chain, Finance, IT, Human Resources, Merchandise Allocations, Merchant Support, and Marketing. Mr. O’Sullivan also served on Ross’s board of directors from 2014 to April 2019. Prior to working at Ross, Mr. O’Sullivan was a Partner at Bain & Company from 1991 to 2003. At Bain, Mr. O’Sullivan worked with companies in the retail industry on business strategy and performance improvement.

Key Qualifications:

Mr. O’Sullivan’s day-to-day leadership and experience as our CEO, as well as his extensive experience in the off-price retail sector, gives him unique insights into our opportunities, challenges and operations.

Jessica Rodriguez Age: 50 Director since: 2018 Committee Membership: • Nominating and Corporate Governance

Background:

Ms. Rodriguez joined our Board of Directors in October 2018 and currently serves on our Nominating and Corporate Governance Committee. Ms. Rodriguez served as Chief Marketing Officer and President of Entertainment of Univision Communications Inc., the leading media company serving Hispanic America, from October 2018 through her departure in March 2022. Prior to that, Ms. Rodriguez served as President and Chief Operating Officer of UCI Networks. Ms. Rodriguez oversaw the overall business strategy, daily operations and scheduling of Univision’s broadcast and cable networks. She spearheaded all entertainment content, development, acquisitions and live event production. Ms. Rodriguez also led corporate branding and marketing strategies across all consumer segments, and platforms including on air, consumer events, social and digital growth and engagement. Further, she oversaw all research functions for the company including consumer strategy, insights, brand affinity and brand equity. During her 20-year tenure at Univision she held multiple roles of increasing responsibility including serving as Executive Vice President of Programming Scheduling and Marketing, Senior Vice President of Univision Cable Networks and Station Manager & VP of Programming and Marketing at Univision Puerto Rico.

Key Qualifications:

Ms. Rodriguez has extensive operational, marketing, consumer social and digital engagement experience. She brings to the Board a deep understanding of the needs of consumers.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Class III Directors—Terms Expiring at the 2025 Annual Meeting

John J. Mahoney Age: 71 Director since: 2013 Committee Membership: • None

Background:

Mr. Mahoney joined our Board of Directors in December 2013 and currently serves as Chairman of the Board. Mr. Mahoney is also a member of the board of directors of Bloomin’ Brands, Inc. and Chico’s FAS, Inc. Previously, Mr. Mahoney served on the Boards of Directors of Advo, Inc. from 2001 to 2007, Tweeter Home Entertainment Group, Inc. from 2004 to 2007, Zipcar, Inc. from 2010 to 2012 and The Michaels Companies, Inc. from 2013 to 2021. Mr. Mahoney was Vice Chairman of Staples, Inc. from January 2006 until his retirement in July 2012. While at Staples, Mr. Mahoney was Chief Financial Officer from September 1996 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006 and Executive Vice President and Chief Financial Officer from September 1996 to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney is a certified public accountant.

Key Qualifications:

Mr. Mahoney has extensive experience serving on public company boards of directors and significant executive experience in the retail industry. Mr. Mahoney also possesses valuable financial expertise, including substantial experience in corporate finance and accounting, and extensive experience providing audit and financial reporting services to numerous organizations.

Laura J. Sen Age: 66 Director since: 2018 Committee Membership: • Audit

Background:

Ms. Sen joined our Board of Directors in June 2018 and currently serves on our Audit Committee. Ms. Sen is a member of the board of directors of NCR Corporation, Massachusetts Mutual Life Insurance Company and the Massachusetts Port Authority. Ms. Sen previously served as a director of BJ’s Wholesale Club, Inc., EMC Corporation, rue21, inc., Abington Savings Bank and the Federal Reserve Bank of Boston. Ms. Sen served as the Non-Executive Chairman of the Board of Directors of BJ’s Wholesale Club, Inc., a membership-only warehouse chain, from January 2016 through April 2018 and was its Chief Executive Officer from February 2009 through January 2016. Prior to that, Ms. Sen served as BJ’s Chief Operating Officer from January 2008 through February 2009. Ms. Sen also served as BJ’s Executive Vice President of Merchandising and Logistics from January 2007 through January 2008, and held the same position from 1997 to March 2003. From March 2003 to December 2006, Ms. Sen was the Principal of Sen Retail Consulting, advising companies in the retail sector in the areas of merchandising and logistics.

Key Qualifications:

Ms. Sen played key roles in growing BJ’s from an early stage business to a Fortune 500 company. With nearly 30 years of experience in the retail industry, Ms. Sen brings an exceptional leadership record, deep operating experience and financial expertise to the Board.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Paul J. Sullivan Age: 75 Director since: 2012 Committee Membership: • Audit (Chair)

Background:

Mr. Sullivan joined our Board of Directors in November 2012 and is the Chair of our Audit Committee. Mr. Sullivan was a partner at PricewaterhouseCoopers LLP from 1983 until his retirement in July 2009. At PricewaterhouseCoopers LLP, Mr. Sullivan was a member of the Board of Partners, the Chair of the Finance Committee, and a member of the Management Evaluation and Compensation, Admissions and Strategy Committees. Mr. Sullivan is a certified public accountant.

Key Qualifications:

Mr. Sullivan possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Burlington Stores, Inc. 2023 Proxy Statement	|	17

Information About Our Executive Officers

Set forth below is the name, age (as of March 23, 2023) and certain information regarding each of our executive officers other than Mr. O’Sullivan, whose biographical information is presented above.

Jennifer Vecchio Group President and Chief Merchandising Officer

Ms. Vecchio, 57, has served as our Group President and Chief Merchandising Officer since July 2021. Prior to her promotion to this role, Ms. Vecchio served as our President and Chief Merchandising Officer from April 2019 through July 2021 and as our Chief Merchandising Officer/Principal from January 2017 through April 2019. From the commencement of her employment with us in May 2015 through January 2017, Ms. Vecchio served as our Executive Vice President and Chief Merchandising Officer. From January 2014 to May 2015, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising—Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

Travis Marquette President and Chief Operating Officer

Mr. Marquette, 51, has served as our President and Chief Operating Officer since October 2021. Before joining Burlington, Mr. Marquette served as the Executive Vice President and Chief Financial Officer of Ross Stores from March 2021 through his resignation in July 2021. Prior to that, he was Ross Stores’ Group Senior Vice President and Chief Financial Officer from 2019 to 2021, Group Senior Vice President and Deputy Chief Financial Officer from 2018 to 2019, and Senior Vice President, Finance from 2017 to 2018. He was also Senior Vice President, Store Operations from 2015 to 2017, Group Vice President, Store Operations from 2013 to 2015, and Vice President, Store Operations Finance from 2009 to 2013. Prior to joining Ross in 2008 as Director, Strategic Planning, Mr. Marquette held various consulting and management roles over a 12-year period with Bain & Company, Carter’s Inc., and PricewaterhouseCoopers.

Kristin Wolfe Executive Vice President and Chief Financial Officer

Ms. Wolfe, 45, has served as our Executive Vice President and Chief Financial Officer since August 2022. Before joining Burlington, Ms. Wolfe served in a wide range of financial, strategic and operational roles at Ross Stores, Inc. Ms. Wolfe most recently served as Group Senior Vice President, Corporate Finance of Ross Stores, Inc. from 2021 through her resignation in May 2022. Between 2009 and 2021, Ms. Wolfe served in a number of other roles at Ross Stores, including Senior Vice President, Store Operations from 2018 to 2021, Group Vice President, Store Finance and Strategy from 2016 to 2018, Vice President, Store Finance and Strategy from 2014 to 2016, Senior Director, Corporate Strategy from 2012 to 2014 and Director, Store Operations Finance from 2009 to 2012. Prior to her career with Ross Stores, Ms. Wolfe held various roles over a 10-year period with Bain & Company.

Michael Allison Executive Vice President & Chief Administrative Officer

Mr. Allison, 65, has served as our Executive Vice President and Chief Administrative Officer since May 2022. Prior to his promotion to this role, Mr. Allison served as our Executive Vice President & Chief Human Resources Officer since the commencement of his employment with us in April 2021. Before joining Burlington, Mr. Allison operated Allison Consulting Services, LLC, a firm that he founded in 2018 to provide talent management, coaching, compensation, benefits, and organizational design consulting services. Prior to that role, Mr. Allison served as Executive Vice President and Chief Administrative Officer at Office Depot from March 2017 through October 2017. Mr. Allison served as Office Depot’s Executive Vice President and Chief People Officer from December 2013 through March 2017 and served as Executive Vice President, Human Resources from July 2011 until December 2013. Mr. Allison joined Office Depot in September 2006 as Vice President, Human

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Resources. Prior to joining Office Depot, Mr. Allison served as Executive Vice President of Human Resources for Victoria’s Secret Direct from February 2001 to September 2005. Prior to Victoria’s Secret, Mr. Allison was Senior Vice President of Human Resources for Bank One, and Senior Vice President and Director of Human Resources for National City Bank.

Burlington Stores, Inc. 2023 Proxy Statement	|	19

Corporate Governance

The Board is committed to strong corporate governance because it promotes the long-term interests of stockholders, enhances Board and management accountability and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy and risk management. The Board and its committees review our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Below is an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. The Guidelines cover matters including selection and composition of the Board; criteria for director independence; director compensation and performance evaluations; the operation, structure and meetings of the Board and the committees of the Board; and other matters relating to our corporate governance. The Guidelines also describe the Company’s stock ownership guidelines and compensation recoupment (or “clawback”) policy. The Guidelines are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The information contained on our website does not constitute a part of this Proxy Statement.

Majority Vote Standard for Election of Directors

The Amended Bylaws require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote in the election of such director, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. A plurality voting standard remains applicable to any contested election. A “contested election” is one in which (i) our General Counsel and Corporate Secretary received notice that a stockholder has nominated or intends to nominate a person for election to the Board pursuant to the requirements of the Amended Bylaws and (ii) such nomination was not withdrawn by the stockholder on or prior to the tenth day before Burlington first mails its notice of the meeting to stockholders. The Guidelines require that, following any election of directors other than a contested election of directors, any incumbent director who was a nominee and who did not receive a majority of the votes cast by the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors must promptly tender his or her offer of resignation to the Board for consideration by the Board.

The Guidelines further provide that a recommendation on whether or not to accept such a resignation offer will then be made by the Nominating and Corporate Governance Committee or, if each member of the Nominating and Corporate Governance Committee did not receive the required majority vote or the Nominating and Corporate Governance Committee is otherwise unable to act, a majority of the Board will appoint a special committee of independent directors for the purpose of making a recommendation to the Board (the committee with authority to act is referred to as “Nominating Committee”). If no independent directors received the required majority vote, the Guidelines require that the Board act on the resignation offers. Within 60 days following certification of the stockholder vote, the Nominating Committee will consider the resignation offer and recommend to the Board the action to be taken. Absent a compelling reason for the director to remain on the Board, as determined by the Board in its business judgment, the Board will accept the resignation offer. Any director who tenders his or her resignation will not participate in the Nominating Committee recommendation or Board action regarding whether to accept the resignation

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CORPORATE GOVERNANCE

offer. The Board will determine whether to accept the resignation offer and publicly disclose the decision and the reasons for the decision, by a press release, a filing with the SEC or other broadly disseminated means of communication, within 90 days following certification of the stockholder vote.

Proxy Access

In November 2022, the Board approved updates to our Amended Bylaws to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two nominees or 20% of the number of directors in office. The stockholders’ proxy access rights are subject to the satisfaction of conditions and other requirements by the stockholders and the director nominees as specified in our Amended Bylaws.

Board Leadership Structure

John Mahoney has served as Chairman of the Board since February 2020 and as a member of the Board since December 2013. Under the Guidelines, a Chair of the Board shall be elected annually from among the directors by the Board, and the Board retains the right to exercise its discretion in combining or separating the offices of Board Chair and Chief Executive Officer. This determination is made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Chair is not an independent director, the Guidelines provide that the Board will appoint an independent director to serve in a lead capacity (the “Lead Independent Director”), with clearly delineated duties set forth in the Guidelines. Mr. Mahoney served as the Lead Independent Director from March 2016 until his appointment as Chairman. As Mr. Mahoney is an independent director, the Board does not currently have a Lead Independent Director.

From his previous roles within senior management of Staples, Inc., as well as his former and current roles on public company boards that operate in a variety of industries and businesses, Mr. Mahoney brings to the Chairman role a career of leading large organizations. This expertise, combined with his extensive knowledge of Burlington and our strategic objectives and challenges, makes Mr. Mahoney well-positioned to continue in the Chairman role. Mr. Mahoney provides strong independent leadership to the Board, and the Board believes that having an independent Chair allows our Chief Executive Officer to focus on the operations of our business while the independent Chair focuses on leading the Board in its responsibilities.

Pursuant to our Amended Bylaws, the Board Chair will preside at all meetings of the Board at which he or she is present and will have such powers and perform such duties as the Board of Directors may from time to time prescribe. Current additional responsibilities of the Chair include:

•	Presiding over executive sessions of the independent directors;

•	Presiding over the annual stockholders meeting;

•	Having authority to call meetings of the Board and of the independent directors;

•	Serving as a liaison and supplemental channel of communication between the CEO and the independent directors;

•	Providing input on information sent to the Board;

•	Approving agendas and schedules for meetings of the Board and coordinating with the committee chairs on the committee meeting agendas, including to assure sufficient time for discussion of agenda items and to determine the frequency and length of meetings;

•	Setting the agenda for executive sessions of independent directors;

•	Being available for consultation and direct communications with major stockholders;

•	Leading the process for the annual review of CEO objectives and performance; and

•	Leading the discussion of annual Board assessment results and communicating the results of individual director assessments.

The Board believes that its current leadership structure is appropriate and meets the Company’s current

Burlington Stores, Inc. 2023 Proxy Statement	|	21

CORPORATE GOVERNANCE

needs. The Board regularly assesses its leadership structure to determine the leadership structure that is the most appropriate for the Company at the time, including whether to combine the positions of Board Chair and Chief Executive Officer or keep them separate. In conducting such assessments, the Board may consider, among other things:

•	The effectiveness of the policies, practices and management in place to help ensure strong, independent Board oversight;

•	The Board’s performance and the effect a specific leadership structure could have on performance;

•	The Board Chair’s performance in that role (separate and apart from his/her performance as CEO, if applicable);

•	The views of our stockholders as expressed both during our stockholder engagement and through voting results at stockholder meetings;

•	Applicable legislative and regulatory developments; and

•	The practices at other similarly situated companies and trends in governance.

Board Oversight of Risk

The Board provides oversight of overall risks, with emphasis on strategic risks, which occurs as an integral and continuous part of the Board’s oversight of our business. For example, our principal strategic risks are reviewed as part of the Board’s regular discussion and consideration of our strategy, including the development and monitoring of specific initiatives and their overall alignment with our strategy. Similarly, the Board reviews the principal factors influencing our operating results, including the competitive environment, and discusses with our management the major events, activities and challenges affecting the Company.

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for oversight of our risk assessment and management process. The enterprise risk management process that we use to identify and manage key risks is designed to ensure that management has processes in place to appropriately manage risk and considers a number of strategic, operational and macroeconomic and industry risks, including legal, regulatory and compliance risks, that could adversely impact the company or management’s achievement of business objectives.

Our internal audit department conducts an annual enterprise risk assessment to identify key risks across these categories, receiving feedback from members of senior management, the Board and Deloitte & Touche LLP, our independent registered certified public accounting firm, during the process. In conjunction with identifying enterprise risks, the internal audit department also undertakes an annual process to identify fraud risk. The Audit Committee reviews the results of these assessments and the related frameworks annually, and the Board and/or appropriate Board committees also discuss selected risks in more detail throughout the year. The head of the Company’s internal audit function regularly reports to the Audit Committee and, along with our Chief Financial Officer and representatives from Deloitte & Touche LLP, regularly meets in private sessions with the Audit Committee.

Our risk oversight process, including key risk focus areas for the Board and each of its committees, is summarized below. Additional detail regarding each committee’s oversight and responsibilities is included below under the caption entitled “Board Committees.”

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CORPORATE GOVERNANCE

Cybersecurity

The Audit Committee oversees the overall review of our policies and procedures with respect to risk assessment and risk management, and has oversight of information technology and security matters, which includes cybersecurity strategies and risks, as well as data privacy and data protection (“Information Security”). On a quarterly basis, our Chief Information Officer reports to the Audit Committee on our Information Security program, including recent cybersecurity-related developments, strategic activities, and the execution of our cybersecurity awareness training. Ongoing internal and external cybersecurity assessments are conducted, which include the evaluation of certain tools, procedures, and policies to measure the program’s overall maturity based on the NIST Framework.

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CORPORATE GOVERNANCE

Environmental, Social and Governance (“ESG”)

The Board provides oversight of the Company’s ESG matters. In 2022, the full Board received a report on our environmental sustainability strategy and activities. Because it encompasses such a broad area, ESG oversight is divided among several committees and the full Board.

•

The Audit Committee discusses risks related to ESG matters, as well as the steps management has taken to monitor and control such risks, and receives periodic reports from, and discusses related controls and procedures with, management regarding the Company’s ESG reporting and disclosures.

•	The Compensation Committee reviews the Company’s human capital management practices, including diversity, equity and inclusion programs.

•

The Nominating and Corporate Governance Committee reviews ESG trends, issues and concerns, including legislative and regulatory developments, that could significantly affect the public affairs of the Company and, in concert with the Board, reviews the Company’s strategies, practices and policies relating to, as well as engagement with stockholders and other stakeholders on, ESG matters.

See the section below entitled “Culture and Corporate Social Responsibility” for more information regarding our CSR efforts including focus areas covering ESG issues of greatest importance to our business and stakeholders.

Strategic Planning

Our Board has significant oversight of our corporate strategy and long-range operating plans. Acting as a full Board and through each independent Board committee, the Board is fully engaged in the Company’s strategic planning process. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. Management develops and prioritizes strategic plans, which are then reviewed with the Board along with the Company’s challenges, industry dynamics and other factors.

Management provides the Board with updates throughout the year regarding the implementation and results of the Company’s strategic plans, as well as frequent updates regarding the Company’s financial performance. In addition, our CEO communicates regularly with the Board on important business opportunities and developments. As a result, the Board has substantial oversight of the development and implementation of the Company’s strategic plans, and the Board is able to effectively monitor the Company’s progress and provide meaningful feedback with respect to the strategic goals and objectives.

Independent Directors

Under the Guidelines, our Board will determine the independence of a director according to the definitions of “independent director” included in the pertinent listing standards of the New York Stock Exchange (“NYSE”) and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, as well as any member of his or her immediate family, with the Company and makes an affirmative determination whether or not such director or nominee is independent.

Under the standards set forth in the NYSE’s Listed Company Manual, the Board must affirmatively determine that a director does not have any material relationship with the Company in order for such director to be deemed “independent.” Moreover, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

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•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The Board has affirmatively determined that (i) each of our directors other than Mr. O’Sullivan, our CEO, is independent under the criteria established by the NYSE for director independence; (ii) Ms. Sen and Messrs. Sullivan, English and Goodwin meet the additional independence requirements of the NYSE and the SEC applicable to Audit Committee members; and (iii) Ms. Tocio and Messrs. Hitch and English meet the additional independence requirements of the NYSE and the SEC applicable to Compensation Committee members.

Meeting Attendance

During fiscal 2022, the Board held four meetings. Each director attended 100% of the meetings of the Board and of the committees of which such director was a member during this period.

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors attended our 2022 Annual Meeting of Stockholders.

Executive Sessions

Our independent directors meet in separate executive sessions without management during regularly scheduled Board meetings to review matters concerning the relationship of the Board with management and such other matters as deemed appropriate. The independent Chairman or the Lead Independent Director, as applicable, presides over executive sessions of the independent directors.

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Stockholder Engagement

The Board values an open dialogue with stockholders and believes that it is important to foster long-term relationships and understand stockholder perspectives. We have a robust outreach program and routinely engage with stockholders to help the Board and management gain insights and feedback. During the course of these engagements, we seek input on a variety of corporate governance, executive compensation and ESG topics that may impact our business or reputation. These engagements include the participation of leaders from our investor relations, legal and corporate social responsibility departments, as well as directors when requested and appropriate. Stockholder feedback is shared with our Board and its committees as appropriate.

✓

This stockholder engagement program complements the ongoing dialogue throughout the year among stockholders and our Chief Executive Officer, Chief Financial Officer, and investor relations team on our long-term strategy, business results, operations and outlook.

Our stockholder outreach efforts undertaken in connection with the 2023 Annual Meeting included engaging a number of our stockholders, collectively representing over 65% of our outstanding shares as of December 31, 2022. The stockholders to which we reached out either arranged for individual discussions with us, informed us that a meeting was not necessary, or did not indicate that a meeting was necessary.

Given the Board’s commitment to understanding the perspectives of our stockholders and to considering direct stockholder feedback, we believe that this process keeps our Board informed of stockholders’ priorities and allows the Board to address stockholder feedback effectively.

In recent years, we have taken a number of actions based on stockholder feedback to strengthen our corporate governance, executive compensation and ESG programs and related disclosure. For example, the Board adopted proxy access and implemented a majority voting standard in uncontested director elections; the Compensation Committee revised the design of our long-term incentive plan such that a significant portion of the awards made to our NEOs are now granted in the form of performance stock units with vesting based on pre-established goals linked to our performance; we enhanced our chemical management program; and we added a matrix to this Proxy Statement to describe each director’s skills. As further described below, we also recently set our first environmental targets for reducing Scope 1 and 2 greenhouse gas emissions and now publish our current EEO-1 report. These examples evidence our continued commitment to remain responsive on a variety of stockholder concerns.

We encourage our stockholders to share feedback at any time, and the Board has established a process to facilitate stockholders’ communications with the Board as described below.

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CORPORATE GOVERNANCE

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors as a group or specified individual directors by writing to such individual or group care of our General Counsel and Corporate Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Our General Counsel and Corporate Secretary will forward all correspondence to the relevant group or individual.

In addition, the Audit Committee has adopted a policy to ensure that procedures are in place for the receipt, retention and treatment of complaints or concerns regarding accounting, financial reporting, internal accounting controls or auditing matters of the Company, and complaints regarding these matters may be submitted to our Legal Department by email (BSIsubmissions@burlington.com) or by writing care of our General Counsel and Corporate Secretary at the address set forth in the immediately preceding paragraph. Complaints may also be submitted confidentially and anonymously by contacting our ethics and compliance hotline, which is maintained by an independent third-party service provider.

Stock Ownership Guidelines

We have a long-standing approach of compensating our executives, as well as our non-employee directors, in part with stock awards. We believe that retention of a meaningful amount of the Company’s stock encourages a long-term perspective and further aligns the interests of these individuals with those of our stockholders.

Accordingly, the Compensation Committee has adopted stock ownership guidelines providing that (i) the CEO should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary; (ii) the Company’s executive officers and the remaining members of the Company’s executive leadership team (excluding the CEO) should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary; and (iii) non-employee directors should own shares of our common stock with a value equal to or exceeding five times the annual base cash retainer paid to non-employee directors (increased from four times during fiscal 2022).

Stock ownership includes shares owned directly or held in trust by the individual, shares subject to unvested service-based restricted stock and restricted stock unit awards, and shares representing the in-the-money value of any outstanding stock options. Stock ownership under the guidelines does not include shares that an individual has the right to acquire through unvested performance-based restricted stock unit awards.

Until the required ownership level is reached, all individuals subject to the stock ownership guidelines will be required to retain 50% of the shares of common stock underlying equity grants received from us after giving effect to any tax withholding obligations arising from the vesting or exercise of such grants.

As of the end of fiscal 2022, each continuing NEO and non-employee director owned shares in excess of the applicable guideline or was in compliance with the retention requirement described above.

Director Orientation

Director education about the Company and our industry is an ongoing process, which begins when a director joins the Board. Upon joining the Board, new directors are provided with an orientation about the Company, including our business, strategy and governance. During the orientation process, new directors have a series of meetings with executives responsible for each of our business units to develop relationships and gain an understanding of the Company’s operations, strategies, challenges and opportunities. Based on input from our directors, we believe that the orientation process provides new directors with a strong foundation in our business and accelerates their ability to fully engage in Board deliberations.

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CORPORATE GOVERNANCE

Board and Committee Evaluations

The Corporate Governance Guidelines provide that the Board and each of its committees should conduct an annual self-evaluation of its overall performance and effectiveness. Through this process, which is overseen by the Nominating and Corporate Governance

Committee, directors review the Board, its committees and individual (peer) directors, addressing areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

Selecting Nominees to the Board of Directors

Identification of Director Nominees

The Board is responsible for nominating candidates for election as directors by our stockholders and filling vacancies on the Board, in each case based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board elects to increase the size of the Board by adding a new member, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in the Guidelines, it is the policy of our Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. It is also the policy of the Board that the composition of the Board and its committees adheres to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity (including gender and racial/ethnic diversity), and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

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Director Candidates Recommended by Stockholders. The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors.

Proxy Access. Our Amended Bylaws enable eligible stockholders to have their own qualifying director nominee(s) included in the Company’s proxy materials, along with candidates nominated by our Board of Directors, as described in further detail under “Proxy Access” on page 21.

Diversity and Board Tenure

The Company is committed to creating a diverse and inclusive work environment where everyone is respected and valued. A workforce that understands our diverse customer base helps ensure that our products and message are relevant in every community where we do business. Similarly, the Board is committed to a diversified membership, in terms of both the individuals involved as well as their various experiences and areas of expertise. In connection with the selection of nominees for director, the Nominating and Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds (including any diverse qualities or attributes that are self-identified by the applicable candidate, such as gender, race and ethnicity) would preserve and enhance the inclusive environment in which the Board currently functions.

The Board also aims to maintain an appropriate balance of tenure across our directors. The charts below reflect the gender composition, diversity and board tenure of our directors.

Consideration of Skills and Expertise

Below we identify and describe the key skills and expertise that the Nominating and Corporate Governance Committee considers in concluding a director is qualified to serve on the Board. The Nominating and Corporate Governance Committee considers the skills and expertise of directors and director nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The experiences, qualifications, attributes and skills that the Board considered in the nomination of our directors are reflected in their individual biographies beginning on page 12 and the skills matrix below. The matrix is a summary; it does not include all the experiences, qualifications, attributes and skills that each director offers, and if a particular experience, skill or qualification is not listed it should not suggest that a director does not possess that skill.

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•	Broad-Based Business Expertise: Such expertise provides a depth of experience from which to draw on in evaluating issues, deliberating, decision-making, and making business judgments.

•	Business Development / Mergers and Acquisitions Experience: This experience is important because it helps in assessing potential growth opportunities.

•	Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions, and ensure the effective oversight of our financial measures and internal control processes.

•	Industry Experience: Industry experience gives directors a practical understanding of developing, implementing, and assessing our merchandising and customer engagement strategies.

•	Information Technology and Security Experience: This experience is relevant given the importance of technology to the retail marketplace and the importance of protecting both our and our customers’ information.

•	Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide us with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

•	Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

•	Real Estate Experience: Given our physical footprint, directors with real estate experience can provide insight on new opportunities and managing our existing locations.

•	Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide us with valuable insights. They understand consumer needs and are experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media, and identifying potential changes in consumer trends and buying habits.

•	Supply Chain Experience: Directors with expertise in logistics and the management of relationships with suppliers provide important perspectives on achieving efficient operations and building partnerships to support growth.

Director	Broad- Based Business	Business Development / M&A	Finance	Industry	Information Technology and Security	Leadership	Public Company Board	Real Estate	Sales and Marketing	Supply Chain
Ted English	✓	✓	✓	✓		✓	✓	✓	✓	✓
Michael Goodwin	✓		✓	✓	✓	✓
Jordan Hitch	✓	✓	✓	✓			✓
John Mahoney	✓	✓	✓	✓	✓	✓	✓
William McNamara	✓	✓		✓		✓	✓		✓	✓
Michael O’Sullivan	✓		✓	✓	✓	✓	✓	✓	✓	✓
Jessica Rodriguez	✓			✓		✓			✓
Laura Sen	✓		✓	✓	✓		✓	✓	✓	✓
Paul Sullivan	✓	✓	✓	✓	✓	✓
Mary Ann Tocio	✓	✓				✓	✓	✓	✓

Collectively, the composition of our Board reflects a wide range of viewpoints, backgrounds and experience.

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CORPORATE GOVERNANCE

Board Service Policies

Service on other boards

Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending Board and committee meetings. In this respect, the number of other public company boards our directors may join are generally limited to ensure that a director is not “over-boarded.” The Guidelines provide that directors who are named executive officers should not serve on the board of more than one other public company, and no director should serve on more than three other boards of public companies in addition to our Board. In addition, no director may serve as a member of our Audit Committee if he or she serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Audit Committee.

Directors who change their present job responsibility

It is the sense of the Board that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to join our Board should volunteer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board. The Guidelines provide that there should, however, be an opportunity for the Nominating and Corporate Governance Committee to review with the Board the continued appropriateness of Board membership under the circumstances.

Board Refreshment

The Board and the Nominating and Corporate Governance Committee frequently assess the composition of the Board and seek to strike a balance between the knowledge and understanding of our business that comes from longer-term service on the Board with the fresh ideas and perspective that can come from adding new members. The Board has determined that neither director term limits nor a mandatory retirement age is required to strike this balance.

While term limits or a mandatory retirement age could help ensure that there are new viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into us and our operations, and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits or a mandatory retirement age, the Board believes it can continue to evolve and adopt new viewpoints through the annual evaluation process and the process for nominating director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when determining the appropriate slate of candidates to recommend for nomination.

The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time. Recent additions to the Board include Michael Goodwin in December 2020, Michael O’Sullivan in September 2019, Jessica Rodriguez in October 2018 and Laura J. Sen in June 2018. Forty percent of our Board has a tenure of five years of less.

Code of Conduct and Code of Ethics

We have adopted a written code of conduct (the “Code of Conduct”), which applies to all of our directors, officers and other associates, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Conduct establishes policies and practices that address many issues, including the health, wellness and safety of our associates; unacceptable workplace conduct and harassment and discrimination; business ethics; product safety; and compliance with anti-bribery laws, among other things. As set forth in the Code of Conduct, we will not tolerate any retaliation against one of our associates

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CORPORATE GOVERNANCE

who, in good faith, asks questions, makes reports of possible violations of the Code of Conduct, Company policies, applicable law, or assists in an investigation of suspected wrongdoing. To the greatest extent possible, all reports are responded to in a way that protects the privacy of everyone involved.

In addition to the Code of Conduct, we have also adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”). Copies of each code are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

We will provide any person, without charge, upon request, a copy of our Code of Conduct or Code of Ethics. Such requests should be made in writing to the attention of our General Counsel and Corporate Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct or the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

Culture and Corporate Social Responsibility

Culture

At Burlington, we have a shared commitment to behaving and conducting our business ethically and with integrity. We live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community. The way we do business is equally as important as the results we achieve. We have a shared commitment to conduct business ethically, and treat customers, business partners, and each other with trust and respect.

•	Building Strong Teams and Partnerships through collaborative work. Through collaborative teamwork, we solve complex business challenges together.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well. We hold ourselves and each other accountable for our business success and have a shared sense of ownership to achieve our Company goals.

Adherence to our Core Values is part of the annual performance evaluation for all associates.

With our Core Values vital to our efforts, we strive to cultivate an environment where every associate feels valued, respected, and included. Associates are given an opportunity to share their perspectives by participating in our annual associate engagement survey. This is an important activity in our organization as it provides valuable feedback and helps us understand where we are succeeding and where we have opportunities to improve. The results of the annual survey are reviewed with our Board.

Our Board also, directly and through its committees, receives periodic updates on specific topics such as our diversity, equity and inclusion efforts and our strategies for attracting and retaining talent throughout the organization. Each director also receives our annual Code of Conduct training for review, and from time to time the Board participates in store and distribution center tours and site visits to our buying offices to gain a real time view of our operations, customer service and culture.

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Corporate Social Responsibility

Our commitment to CSR is outlined in the “Corporate Social Responsibility” section of the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com. Included in this section of the website is our annual CSR report (covering fiscal 2021), which highlights our CSR efforts including focus areas covering ESG issues of greatest importance to our business and stakeholders. Our CSR efforts, which the Board oversees, are reflected across the following five pillars:

Spotlight on Environmental Sustainability

Sustainability 2.0 is our environmental sustainability strategy, developed in 2021 to execute authentic environmental action in support of the Burlington 2.0 corporate strategy: to grow responsibly while delivering value to our customers. It outlines how we plan to:

•  set goals to focus and align sustainability efforts;

•  increase our use of renewable energy to mitigate emissions from growth;

•  educate and engage internal partners on environmental sustainability;

•  enhance Burlington’s reputation by incorporating sustainability into our caring culture; and

•  partner with non-merchandise suppliers for products and services with reduced environmental impact.

For each priority, we have set short-, mid- and long-term goals.

In 2022, we set our first environmental targets. By 2030, our goal is to:

•  reduce our Scope 1 and 2 GHG emissions by 60% per operating square foot, compared to our baseline year of 2016; and

•  achieve 20% renewable energy consumption compared to our overall electricity consumption.

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Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board is responsible for the appointment of committee members and committee chairs, taking into account the preferences of individual members and the recommendations of the Nominating and Corporate Governance Committee and of the Chairman. Pursuant to the Guidelines, the Board considers the rotation of committee membership and chairs at appropriate intervals, although the Board does not believe that rotation should be mandated as a policy.

Each standing committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The members of each standing committee, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ted English	●	●

Michael Goodwin	●

Jordan Hitch		Chair	●

William P. McNamara			●

Jessica Rodriguez			●

Laura J. Sen	●

Paul J. Sullivan	Chair

Mary Ann Tocio		●	Chair

Audit Committee

The purpose of the Audit Committee, as set forth in the Audit Committee charter, is primarily to assist the Board in fulfilling its oversight responsibility relating to:

•  the integrity of the Company’s financial statements and its financial reporting process;

•  the systems of internal accounting and financial controls;

•  the performance of the Company’s internal audit function and independent auditor;

•  the independent auditor’s qualifications and independence; and

•  the Company’s compliance with legal and regulatory requirements.

As further described above, the Audit Committee also oversees the overall review of our policies and procedures with respect to risk assessment and risk management, and has oversight of our Information Security. The Audit Committee additionally provides oversight of the Company’s ethics and compliance program.

Each of Mr. Sullivan, Mr. English and Ms. Sen has been determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act, and each member of the Audit Committee meets the requirements for financial literacy under applicable rules and regulations.

Number of Meetings held in fiscal 2022: 8 Members: Paul J. Sullivan (Chair) Ted English Michael Goodwin Laura J. Sen

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BOARD COMMITTEES

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are to:

•  review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance according to these goals and objectives and determine and approve the CEO’s compensation based on this evaluation;

•  approve total compensation for executive vice presidents and officers above that level, including oversight of all related executive benefit plans;

•  recommend to the Board for approval total compensation for the members of the Board;

•  oversee the Company’s general incentive compensation plans and equity-based plans; and

•  produce a compensation committee report on executive compensation, as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the section below entitled “Compensation Discussion and Analysis.”

Number of Meetings held in fiscal 2022: 7 Members: Jordan Hitch (Chair) Ted English Mary Ann Tocio

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•  develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board such individuals as nominees to the Board for its approval;

•  oversee evaluations of the Board and the Board committees; and

•  oversee matters of corporate governance.

Number of Meetings held in fiscal 2022: 4 Members: Mary Ann Tocio (Chair) Jordan Hitch William P. McNamara Jessica Rodriguez

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Director Compensation

Compensation Philosophy

The Compensation Committee reviews director compensation at least annually and recommends any changes to the Board for approval. The Compensation Committee assesses director compensation to align with Board and committee requirements and for market competitiveness against the Company’s compensation peer group as described on page 52. In making these assessments, the Compensation Committee reviews analyses prepared by Meridian Compensation Partners LLC (“Meridian”), the Compensation Committee’s independent consultant.

Burlington’s philosophy on compensating its independent, non-management directors is to use a mix of cash and equity that will align the interests of our directors with the long-term interests of our stockholders and compensate our directors fairly and competitively for the obligations and responsibilities of serving on the Board. To implement this philosophy, we target a split between cash and equity, with total target compensation at or near the peer group median.

Directors who are Company associates do not receive directors’ fees or equity grants based on their Board service. Accordingly, Mr. O’Sullivan does not receive any compensation for his service on the Board. Compensation provided to Mr. O’Sullivan in his capacity as an executive officer is provided in the Fiscal 2022 Summary Compensation Table. Our independent, non-management directors receive compensation for his or her services as described below. All directors are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. No perquisites are provided to our independent, non-management directors.

Annual Cash Retainers

In May 2022, the Board, upon the recommendation of the Compensation Committee and following the completion of a competitive market analysis by Meridian, made changes to our director compensation program, in each case to help competitively position our director compensation with the median director compensation of the Company’s compensation peer group. Following this action, the cash retainer component of our director compensation program consists of:

•	A base cash retainer of $90,000 (increased from $80,000);

•	An additional cash retainer of $30,000 for the Chair of the Audit Committee (increased from $25,000);

•	An additional cash retainer of $25,000 for the Chair of the Compensation Committee (increased from $20,000);

•	An additional cash retainer of $20,000 for the Chair of the Nominating and Corporate Governance Committee (increased from $15,000);

•	An additional cash retainer of $18,000 for non-Chair members of the Audit Committee (increased from $10,000), $12,000 for non-Chair members of the Compensation Committee (increased from $10,000), and $10,000 for non-Chair members of Nominating and Corporate Governance Committee; and

•	An additional cash retainer of $200,000 for the independent Chair of the Board (increased from $150,000).

Cash retainers are payable in equal quarterly installments and pro-rated for partial quarters. Our directors do not receive any meeting fees.

Stock Awards

The Board believes that director stock ownership is a mark of strong corporate governance and provides greater alignment of interests between directors and stockholders. Accordingly, the compensation plan adopted by the Board for independent, non-management directors provides a majority of each such director’s annual compensation to be based on Burlington stock. For fiscal 2022, each independent, non-management director received a grant of restricted stock units (“RSUs”) with a market value at the time of grant of $165,000, made following the Company’s 2022 Annual Meeting of Stockholders in May 2022. In connection with the director compensation program changes approved by the Board as described above, this annual grant value was increased as compared to

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DIRECTOR COMPENSATION

the fiscal 2021 annual equity grant value of $150,000. The fiscal 2022 RSUs are scheduled to vest on May 19, 2023, subject to the director’s continued service on the Board through such date.

If a director’s service on the Board terminates prior to the full vesting of an RSU award by reason of the director’s death or retirement, such director will become fully vested upon death or on a pro-rata basis as of the date of retirement. Vesting of RSUs does not accelerate by reason of a change in control; provided, however, that 100% of such RSUs will vest if the recipient ceases to serve as a director following such change in control and prior to the vesting date. Directors are not entitled to any privileges of ownership with respect to the shares subject to RSU awards (including, without limitation, voting rights or the right to receive dividends) unless and until, and only to the extent, such shares become vested.

The following chart illustrates the annual director compensation program, excluding committee and Board chair fees:

Fiscal 2022 Director Compensation

The table below summarizes the compensation paid to our independent, non-management directors for fiscal 2022, reflecting the changes approved by the Board (and effective in) May 2022, as discussed above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ted English	114,010	164,973	—	—	—	—	278,983

Michael Goodwin	102,609	164,973	—	—	—	—	267,582

Jordan Hitch	120,508	164,973	—	—	—	—	285,481

John J. Mahoney	272,032	164,973	—	—	—	—	437,005

William P. McNamara	97,005	164,973	—	—	—	—	261,978

Jessica Rodriguez	97,005	164,973	—	—	—	—	261,978

Laura J. Sen	102,609	164,973	—	—	—	—	267,582

Paul J. Sullivan	115,508	164,973	—	—	—	—	280,481

Mary Ann Tocio	116,909	164,973	—	—	—	—	281,882

(1)

Represents each director’s annual fee as compensation for services as a director and each director’s annual fee as compensation for such director’s services as Board Chair or as a committee member or chair, as applicable.

(2)

Amounts shown represent the aggregate grant date fair value of the fiscal 2022 RSU awards. The amounts shown were calculated in accordance with FASB ASC Topic 718. On May 19, 2022, the first business day following our 2022 Annual Meeting of Stockholders, each non-management director was granted an award of 931 RSUs pursuant to the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (the “2022 Incentive Plan”). The RSUs granted to each director have a grant date fair value of $177.20 per unit, such amount representing the closing price of our common stock on the grant date. As of January 28, 2023, each independent, non-management director had 931 unvested RSUs outstanding.

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Proposal No. 2 — Ratification of Independent Registered Certified Public Accounting Firm

General

As described in its charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee.

As part of its auditor engagement process, the Audit Committee periodically considers whether to rotate its registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) has been the independent registered certified accounting firm of the Company since 1983. For fiscal 2023, the Audit Committee has again selected Deloitte as the Company’s independent registered certified public accounting firm to audit our financial statements. Deloitte rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

In engaging Deloitte for fiscal 2023, the Audit Committee conducted an evaluation and selection process that included consideration of the following:

•	Deloitte’s performance during fiscal 2022 and in previous fiscal years, including the quality of Deloitte’s services, the sufficiency of Deloitte’s resources, Deloitte’s communications skills and Deloitte’s independence and objectivity;

•	Management’s assessment of the services Deloitte provided in fiscal 2022;

•	Deloitte’s tenure as the Company’s independent registered public accounting firm and its related depth of understanding the Company’s business, operations and systems, as well as accounting policies and practices;

•	Deloitte’s approach and plan for the audit of our financial statements and the effectiveness of our internal control over financial reporting;
•	Deloitte’s expertise and experience in the retail industry;

•	The experience, professional qualifications and education of the Deloitte engagement team;

•	A review of Deloitte’s independence program and the processes it uses to maintain independence;

•	The scope of Deloitte’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and Deloitte’s peers;

•	A review of Deloitte’s recent legal or regulatory issues that may impact its ability to provide services to us;

•	The appropriateness of Deloitte’s fees for its professional services; and

•	The relative benefits, challenges, overall advisability and potential impact of selecting a different registered public accounting firm.

After thoroughly considering the criteria set forth above, the Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered certified public accounting firm is in the best interests of the Company and its stockholders. Although not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of Deloitte’s appointment. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

38	|	Burlington Stores, Inc. 2023 Proxy Statement

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Deloitte, our independent registered certified public accounting firm, during fiscal 2022 and fiscal 2021:

	2022	2021
Audit Fees (1)	$1,432,363	$1,405,638
Audit-Related Fees (2)	25,150	—
Tax Fees (3)	$40,321	$97,128
All Other Fees	—	—
Total	$1,497,834	$1,502,766

(1)

Audit Fees—represents fees associated with the audit of the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K and the review of the Company’s quarterly Condensed Consolidated Financial Statements included in its Quarterly Reports on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), debt offerings and statutory audits.

(2)

Audit-Related Fees—represents fees for services that were provided by our independent registered certified public accounting firm in connection with the filing of our Registration Statement on Form S-8 in May 2022.

(3)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting/advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services. The Audit Committee has pre-approved up to $100,000 in services provided by Deloitte for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve Deloitte’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by Deloitte and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of Deloitte. All services provided by Deloitte during fiscal 2022 and fiscal 2021 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors and the Audit Committee

The Board of Directors and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte to serve as our independent registered certified public accounting firm for the fiscal year ending February 3, 2024.

Burlington Stores, Inc. 2023 Proxy Statement	|	39

Audit Committee Report

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP (“Deloitte”) the audited Consolidated Financial Statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2022 fiscal year. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for fiscal 2022 for filing with the SEC.

Submitted by the Audit Committee

Paul J. Sullivan, Chair

Ted English

Michael Goodwin

Laura J. Sen

The preceding Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

40	|	Burlington Stores, Inc. 2023 Proxy Statement

Proposal No. 3 — Advisory Vote on Executive Compensation

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. This vote is commonly referred to as a “say-on-pay” vote.

Under the Exchange Act, stockholders must have the opportunity to cast an advisory vote on whether the “say-on-pay” vote should be held every year, every other year, or every three years (or to abstain). We last held an advisory vote at our 2020 Annual Meeting of Stockholders to determine the frequency of holding future say-on-pay votes. In accordance with the advisory vote of our stockholders at that meeting, the Board determined that we will hold a say-on-pay vote every year until the next required frequency vote is held at our 2026 Annual Meeting of Stockholders.

The Compensation Discussion and Analysis beginning on page 45 and the compensation tables and narrative discussion beginning on page 65 of this Proxy Statement describe our executive compensation program and the compensation of our NEOs for fiscal 2022. The Board is asking our stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

The Compensation Committee regularly reviews our executive compensation program to evaluate whether compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say-on-pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As noted on page 50 in the Compensation Discussion and Analysis, the Compensation Committee considered our 2022 vote results, in which approximately 95% of votes cast were in favor of the compensation of the Company’s NEOs, and we engaged a number of our stockholders to seek feedback regarding our executive compensation and corporate governance programs.

The advisory vote serves as an additional tool to guide the Compensation Committee and the Board in designing an executive compensation program (i) to further align our executive officers’ interests with the interests of the Company and our stockholders, and (ii) that is consistent with our commitment to strong corporate governance.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

Burlington Stores, Inc. 2023 Proxy Statement	|	41

Ownership of Securities

The following table describes the beneficial ownership of the Company’s common stock as of March 23, 2023, unless otherwise noted, by each person known to us to beneficially own more than 5% of the Company’s common stock, each director, each named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 64,931,879 shares of our common stock outstanding as of March 23, 2023.

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
T. Rowe Price Investment Management, Inc. (2)	6,854,793	10.56%
T. Rowe Price Associates, Inc. (3)	6,650,476	10.24%
Capital International Investors (4)	6,105,278	9.40%
The Vanguard Group (5)	5,984,086	9.22%
BlackRock, Inc. (6)	4,231,246	6.52%
JPMorgan Chase & Co. (7)	4,023,936	6.20%
Michael O’Sullivan (8)	294,360	*
Kristin Wolfe	—	*
Jennifer Vecchio (9)	69,757	*
Travis Marquette (10)	30,870	*
Michael Allison (11)	2,371	*
John Crimmins (12)	38,030	*
Ted English (13)	6,571	*
Michael Goodwin (13)	1,715	*
Jordan Hitch (13)	9,009	*
John J. Mahoney (13)	13,513	*
William P. McNamara (14)	9,085	*
Jessica Rodriguez (13)	3,690	*
Laura J. Sen (13)	3,982	*
Paul J. Sullivan (13)	7,254	*
Mary Ann Tocio (13)	9,583	*
Executive Officers and Directors as a Group (14 persons) (15)	461,760	*

*	Less than 1%

(1)

A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power, which includes the power to vote, or to direct the voting of, such security; and/or investment power, which includes the power to dispose, or to direct the disposition, of such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 23, 2023 or within 60 days thereafter, as well as restricted stock unit awards scheduled to vest within 60 days of March 23, 2023, are considered outstanding and to be beneficially owned by the person holding such options or awards for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

42	|	Burlington Stores, Inc. 2023 Proxy Statement

OWNERSHIP OF SECURITIES

(2)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. (“TRPIM”) reporting that, as of December 31, 2022, TRPIM has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 2,604,976 shares of common stock. The number of shares held by TRPIM may have changed subsequent to December 31, 2022. The address of TRPIM is 101 E. Pratt Street, Baltimore, Maryland 21201.

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on March 10, 2023 by T. Rowe Price Associates, Inc. (“TRP”) reporting that, as of February 28, 2023, TRP has beneficial ownership as to, and has sole power to dispose or direct the disposition of, all such shares of common stock and has sole power to vote or direct the vote of 2,976,189 shares of common stock. The number of shares held by TRP may have changed subsequent to February 28, 2023. The address of TRP is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2023 by Capital International Investors (“CII”) reporting that, as of December 30, 2022, CII has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 6,005,214 shares of common stock. The number of shares held by CII may have changed subsequent to December 30, 2022. The address of CII is 333 South Hope Street, 55th Fl, Los Angeles, California 90071.

(5)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“TVG”) reporting that, as of December 30, 2022, TVG has beneficial ownership as to all such shares of common stock, shared power to vote or direct the vote of 52,119 shares of common stock, sole power to dispose or direct the disposition of 5,840,763 shares of common stock and shared power to dispose or direct the disposition of 143,323 shares of common stock. The number of shares held by TVG may have changed subsequent to December 30, 2022. The address of TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

Based on information set forth in a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2023, reporting beneficial ownership as of December 31, 2022. BlackRock is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole power to vote or direct the vote of 3,837,808 shares of common stock and sole power to dispose or direct the disposition of all 4,231,246 shares of common stock. The number of shares held by BlackRock may have changed subsequent to December 31, 2022. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(7)

Based on information set forth in a Schedule 13G filed with the SEC on January 9, 2023 by JPMorgan Chase & Co. (“JPM”) reporting that, as of December 30, 2022, JPM has beneficial ownership as to all such shares of common stock, sole power to vote or direct the voting of 3,761,520 shares of common stock, shared power to vote or direct the vote of 45,228 shares of common stock, sole power to dispose or direct the disposition of 4,007,925 shares of common stock and shared power to dispose or direct the disposition of 14,388 shares of common stock. The number of shares held by JPM may have changed subsequent to December 30, 2022. The address of JPM is 383 Madison Avenue, New York, New York 10179.

(8)

Includes (i) 230,229 shares of common stock that can be acquired upon the exercise of options exercisable on March 23, 2023 or within 60 days thereafter; and (ii) 7,472 RSUs scheduled to vest within 60 days of March 23, 2023.

(9)

Includes (i) 27,020 shares of common stock that can be acquired upon the exercise of options exercisable on March 23, 2023 or within 60 days thereafter; (ii) 4,049 RSUs scheduled to vest within 60 days of March 23, 2023; and (iii) 372 shares in the aggregate owned indirectly by Ms. Vecchio as custodian for two children under the Uniform Transfers to Minors Act.

(10)

Includes (i) 24,207 shares of common stock that can be acquired upon the exercise of options exercisable on March 23, 2023 or within 60 days thereafter; and (ii) 4,404 RSUs scheduled to vest within 60 days of March 23, 2023.

(11)

Includes (i) 1,780 shares of common stock that can be acquired upon the exercise of options exercisable on March 23, 2023 or within 60 days thereafter; and (ii) 481 RSUs scheduled to vest within 60 days of March 23, 2023.

(12)	Includes 19,531 shares of common stock that can be acquired upon the exercise of options exercisable on March 23, 2023 or within 60 days thereafter.

(13)	Includes 931 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 23, 2023.

(14)

Includes (i) 8,154 shares of common stock held by a family trust of which Mr. McNamara is the trustee and he and members of his immediate family are the sole beneficiaries; and (ii) 931 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 23, 2023.

(15)

Includes our current directors (Mses. Rodriguez, Sen, and Tocio and Messrs. O’Sullivan, English, Goodwin, Hitch, Mahoney, McNamara and Sullivan) and our current executive officers (Mses. Vecchio and Wolfe and Messrs. O’Sullivan, Marquette and Allison).

Burlington Stores, Inc. 2023 Proxy Statement	|	43

OWNERSHIP OF SECURITIES

Securities Authorized for Issuance Under Equity Compensation Plans

The 2022 Incentive Plan was adopted by our stockholders on May 18, 2022. Securities have been issued under the 2006 Management Incentive Plan (the “2006 Incentive Plan”) (through the termination of such plan in April 2016), the 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”) (through the adoption of the 2022 Incentive Plan) and the 2022 Incentive Plan. The following table presents aggregated information regarding each of the plans at January 28, 2023:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

Equity Compensation Plans Approved by Security Holders	1,891,842 (1)	$193.31 (2)	6,281,887 (3)

Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	1,891,842 (1)	$193.31 (2)	6,281,887 (3)

(1)

Includes 1,218,101 options, 477,441 RSUs and 196,300 performance-based restricted stock units (“PSUs”) that were outstanding on January 28, 2023, based on target performance with respect to PSUs. Assuming maximum payout for PSU grants that have not completed the required performance period, the number of securities to be issued would increase by 196,300.

(2)	Only option awards were used in computing the weighted-average exercise price.

(3)

This amount represents shares of the Company’s common stock available for issuance under the 2022 Incentive Plan. Awards available for grant under the 2022 Incentive Plan include stock options, stock appreciation rights, restricted stock, RSUs, PSUs, performance awards, other stock-based awards, other cash-based awards, and any combination of the foregoing awards.

For additional information concerning our equity compensation plans, see Note 11 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our fiscal 2022 10-K.

44	|	Burlington Stores, Inc. 2023 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

At Burlington, we live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community.

•	Building Strong Teams and Partnerships through collaborative work.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well.

By conducting our business in accordance with our Core Values, we strive to ensure that Burlington provides value for our stockholders and rewarding careers for our associates. We seek to attract and develop the most talented people in retail.

We believe that our executive compensation program reflects our Core Values and promotes the achievement of specific annual and long-term goals by our executive management team, further aligning our executives’ interests with those of our stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided to our principal executive officer, each of the individuals who served as our principal financial officer during fiscal 2022, and our three other most highly compensated executive officers serving as of fiscal 2022 year-end. These individuals are referred to collectively as our NEOs and the individuals who remain NEOs of the Company (i.e., Messrs. O’Sullivan, Marquette and Allison, Ms. Wolfe and Ms. Vecchio) are referred to as our continuing NEOs.

The following table identifies our NEOs, as well as the positions held by such individuals during fiscal 2022.

Named Executive Officers
Michael O’Sullivan	Chief Executive Officer
Kristin Wolfe(1)	Executive Vice President and Chief Financial Officer
Jennifer Vecchio	Group President and Chief Merchandising Officer
Travis Marquette	President and Chief Operating Officer
Michael Allison(2)	Executive Vice President and Chief Administrative Officer
John Crimmins(3)	Former Executive Vice President of Finance and Chief Financial Officer

(1)	Ms. Wolfe commenced employment as our Executive Vice President and Chief Financial Officer effective August 1, 2022.
(2)	Mr. Allison was promoted to Executive Vice President and Chief Administrative Officer effective May 1, 2022.
(3)

Mr. Crimmins retired from the position of Executive Vice President and Chief Financial Officer, effective August 1, 2022, the date Ms. Wolfe commenced employment with us in that position. Mr. Crimmins continued as our Executive Vice President of Finance through August 31, 2022 and was available to provide consulting services as requested by us for a period of 180 days thereafter.

The specific amounts paid or payable to our NEOs are disclosed in the tables and narratives following this Compensation Discussion and Analysis.

Burlington Stores, Inc. 2023 Proxy Statement	|	45

EXECUTIVE COMPENSATION

Fiscal 2022 Performance

Below is a summary of our fiscal 2022 performance compared with our fiscal year ended January 29, 2022 (“fiscal 2021”):

•	We generated total revenues of $8,703 million compared with $9,322 million in fiscal 2021

•	Total sales decreased 7% compared to fiscal 2021

•	Net income decreased 44%, or $179 million, to $230 million, or $3.49 per share vs. $6.00 per share in fiscal 2021, a decrease of 42%

•	Adjusted Net Income of $281 million was down 51% compared to fiscal 2021, while Adjusted EPS was $4.26 compared to $8.41 in fiscal 2021, a decrease of 49%

•	Adjusted EBITDA decreased from $1,051 million to $701 million

•	Adjusted EBIT decreased 46%, or $371 million, to $430 million

•	We opened 87 net new stores

In fiscal 2022 we strengthened our balance sheet and liquidity. We used excess cash to privately repurchase $65 million of our convertible notes, while returning $303 million to stockholders by repurchasing our stock. In addition, we increased our liquidity position by increasing the principal amount of commitments under our ABL facility from $650 million to $900 million. We ended the fiscal year with approximately $1.7 billion in liquidity, including $873 million in cash.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2022 of 65,901 thousand and for fiscal 2021 of 68,126 thousand to arrive at Adjusted EPS), Adjusted EBITDA and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in the section of our fiscal 2022 10-K entitled “Key Performance and Non-GAAP Measures.”

Compensation Philosophy and Guiding Principles

Our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

To achieve that objective, the Committee utilizes the following guiding principles:

•	Align compensation received to the financial outcomes of the business. A majority of NEO compensation should be at-risk and vary with the performance outcomes of stockholders.

•

Engage high-performing executive talent through compelling compensation opportunities. The value and structure of compensation provided should assist in the attraction and retention of key executive talent with high-performance generally targeted above market medians. Special non-annual incentives will be used strategically to motivate and retain key talent.

•

Foster growth and motivation through a simplified approach to compensation design. Complex compensation designs can lead to confusion and stifle motivation. Compensation arrangements should be simple and focus on broad performance factors.

•

Cultivate ownership of our vision and strategic direction through sound compensation policies and structure that reinforce desired behaviors. Policies and structure should support strong corporate governance and drive ownership culture among executives.

46	|	Burlington Stores, Inc. 2023 Proxy Statement

EXECUTIVE COMPENSATION

The Committee reviews our executive compensation program on an ongoing basis, including our compensation philosophy and guiding principles.

Fiscal 2022 Target Compensation Mix

A significant portion of the targeted annual compensation for our NEOs is performance-based and/or subject to forfeiture (“at-risk”). For fiscal 2022, target performance-based compensation was comprised of annual cash incentives, PSUs and stock options. The annual cash incentives and PSUs reward performance measured against pre-established performance objectives linked to the Company’s internal operating plan. The future realizable value of stock options is dependent on stock price appreciation following the grant date.

At-risk compensation was targeted to be delivered through the performance-based compensation discussed above and RSU awards. The Committee considers RSUs to be at-risk due to the vesting period and the realizable value of the awards is subject to our future stock price performance. The Committee promotes a pay-for-performance philosophy and alignment between the interests of our NEOs with those of our stockholders by linking pay to our operating and stock price performance.

The chart below illustrates Mr. O’Sullivan’s target annual compensation mix for fiscal 2022. As reflected in the chart, approximately 71% of total target annual compensation was performance-based and approximately 89% of the total target annual compensation for Mr. O’Sullivan was “at-risk.”

Burlington Stores, Inc. 2023 Proxy Statement	|	47

EXECUTIVE COMPENSATION

The chart below illustrates the average fiscal 2022 target annual compensation mix for our continuing NEOs other than Mr. O’Sullivan. As reflected in the chart, approximately 65% of the average total target annual compensation was performance-based and approximately 80% of the average total target annual compensation for our continuing NEOs other than Mr. O’Sullivan was “at-risk.” This chart does not include (i) the sign-on cash bonus or make-whole equity awards granted to Ms. Wolfe in connection with the commencement of her employment with us (as further described below) or (ii) the grant of RSUs awarded to Mr. Allison on May 2, 2022 in connection with his promotion to Chief Administrative Officer, in each case because such items are not annual elements of either NEO’s compensation.

Mr. Crimmins is not included in the NEO data due to his departure from the Company.

Fiscal 2022 Incentive Plan Performance

The following results under our performance-based incentive plans are described in more detail below:

Annual Incentive Plan	Long-Term Incentive Plan (LTIP)

The Committee determined that, in recognition of the volatility associated with developing performance goals in an especially challenging macroeconomic environment, Adjusted EBIT should be the sole performance metric for purposes of the fiscal 2022 Annual Incentive Plan and that, in addition, the Company’s actual Adjusted EBIT performance should be separately measured for each half of fiscal 2022.

Our performance during fiscal 2022 led to first half Adjusted EBIT of $102 million as compared with a target of $199 million and second half Adjusted EBIT of $329 million as compared with a target of $210 million. Based on achieved performance, the Committee determined that each NEO earned 100% of their respective target annual incentive. However, management recognized that our full year results may be viewed as disappointing and recommend that the Committee consider reducing annual incentive payouts. After considering management’s recommendation and Company performance, the Committee exercised its discretion to reduce annual incentive payouts to 80% of target.

Fiscal 2022 represented the final year of the performance period for PSUs granted in fiscal 2020. The fiscal 2020 PSUs were earned based upon the cumulative Adjusted EBIT margin expansion and sales CAGR (each weighted 50%) achieved by the Company during the 2020, 2021 and 2022 fiscal years.

Over the three-year performance period, we achieved sales CAGR of 6.15% (compared with a target of 8%) and Adjusted EBIT margin expansion of -4.21% (compared with a target of 0.20%). As a result, NEO’s earned 27% of their fiscal 2020 PSU awards, reflecting performance above the threshold level for the sales CAGR metric (54%) and below the threshold level for the Adjusted EBIT margin expansion metric (0%).

48	|	Burlington Stores, Inc. 2023 Proxy Statement

EXECUTIVE COMPENSATION

Key Features of Our Executive Compensation Program

The Company’s executive compensation program includes key features that we believe further align the interests of our NEOs with those of our stockholders.

What We Do

Align Pay with Company Financial Performance	✓	The compensation program for our NEOs is designed to align pay with actual Company results, and the Committee regularly reviews such alignment. Annual incentive awards, as well as PSU awards made to the NEOs, are based on the achievement of pre-established goals linked to our performance.

Balance Short-Term and Long-Term Incentives	✓	Our compensation program is designed to provide an appropriate balance of short-term and long-term incentives.

Say-on-Pay Frequency	✓	Our Board elected to have our executive compensation program considered by stockholders annually through our Say-on-Pay vote.

Compensation Consultant	✓	The Committee directly engages an independent compensation consultant that does not provide services to management.

Annual Compensation Risk Assessment	✓	The Committee conducts a risk assessment of our compensation program on an annual basis. Based on that assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

Independent Compensation Committee	✓	The Board has determined that each member of the Committee is independent under the criteria established by the NYSE for director independence and meets the additional independence requirements of the NYSE applicable to Committee members.

Stock Ownership Guidelines	✓	We have stock ownership guidelines which provide that (i) our CEO should own shares of our common stock valued at a 6x multiple of annual base salary; and (ii) each continuing NEO (other than our CEO) should own shares of our common stock valued at a 3x multiple of annual base salary.

Award Limits	✓	Annual Incentive Plan payouts for our NEOs, as well as PSU awards made to our NEOs, are subject to limits on maximum payout.

Compensation Recoupment Policy	✓	We have a compensation recoupment policy which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to the Company arising out of willful actions or gross negligence by any officer of the Company.

Regularly Review Share Utilization	✓	Management and the Committee periodically evaluate overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to assess alignment with our compensation program and market practices.

What We Don’t Do

No Excise Tax Gross-Ups	×	In the event of a change in control, none of our NEOs are entitled to a tax gross-up of any excise taxes imposed.

No Discounted Stock Options	×	We do not set the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.

No Repricing Without Stockholder Approval	×	The 2022 Incentive Plan does not allow the repricing of any stock option or stock appreciation right without stockholder approval.

No Hedging or Pledging of Company Stock	×	Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.

No Automatic “Single-Trigger” Vesting	×	In the event of a change in control, our equity award grants contain a “double trigger” – meaning that both a change in control and qualifying termination of employment must occur for automatic vesting.

No Pension Plans or SERPs	×	We do not sponsor any qualified or non-qualified defined benefit plans or SERPs.

No Guaranteed Bonuses or Salary Increases	×	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers other than to certain newly hired executive officers with respect to their first year of employment with us.

No Evergreen Provision or Reload Options in Incentive Plans	×	The 2022 Incentive Plan does not provide for automatic share additions during its term or provide for the ability to grant reload options.

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EXECUTIVE COMPENSATION

2022 Stockholder Say-on-Pay Vote and Stockholder Outreach

Stockholders overwhelmingly supported our 2022 Say-on-Pay vote, with approximately 95% of votes cast in favor. The Committee viewed the results of this vote as demonstrating broad stockholder support for our executive compensation program. Based on these results and the Committee’s ongoing review of our compensation practices, the Committee believes that our program has been effective in implementing our compensation philosophy and objectives.

Nevertheless, the Committee recognizes that pay practices continue to evolve, and the Committee intends to continue to refine our executive compensation program in its ongoing effort to design an executive compensation program that supports long-term stockholder value creation and our Core Values. We view a continuing, constructive dialogue with our stockholders as important to keeping us informed on stockholder views regarding a variety of matters, including executive compensation. Our approach to engagement is detailed in the section above entitled “Stockholder Engagement.”

Leadership Succession and Management Development

The Board and the Committee recognize that retention of highly-qualified leadership talent is critical to our continued strong performance and to successful succession planning. The Board is responsible for the succession planning of the CEO, and the CEO reviews succession planning and management development for executive vice presidents and officers above that level with the Committee.

As part of this process, succession candidates for senior leadership positions are considered, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. The Board and the Committee consider various succession-related factors, including: (i) the potential retention risk regarding incumbent senior executives and the identified succession candidates; (ii) the competitive landscape for executive talent; (iii) the specific succession planning time horizon for each senior executive position; and (iv) the extent of disruption likely to be caused by unplanned attrition.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Committee is tasked with discharging our Board’s responsibilities related to oversight of the compensation of our NEOs, including the design and implementation of our executive compensation program, and designing our executive compensation program so that it is aligned with our corporate objectives. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee makes decisions regarding salaries, annual incentive awards and long-term equity incentives for our NEOs. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our NEOs. The Committee, in conjunction with the CEO’s evaluation of our other NEOs, evaluates the performance of such officers in light of those goals and objectives. The independent directors, in consultation with the Committee, evaluate the performance of our CEO. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the Committee considers various quantitative and qualitative factors, such as Company performance; individual executive performance and responsibilities; market data; competitiveness and peer practices; its experience with the existing compensation program; results of our advisory votes on executive compensation and other stockholder feedback; recruitment, retention and succession planning; contractual obligations; promotions; organizational changes; relocations; and transitional roles.

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EXECUTIVE COMPENSATION

The Committee maintains an annual cycle of executive compensation actions and addresses special actions in connection with management changes; employment agreements and executive benefits; and other Committee charter responsibilities. The Committee generally reviews and approves elements of compensation for our NEOs based on the schedule below:

*

In light of the continued volatility in the market and as permitted by the plan design, first half fiscal 2022 Annual Incentive Plan goals were established by the end of the first fiscal quarter, while second half fiscal 2022 Annual Incentive Plan goals were established in August 2022.

Role of Independent Compensation Consultant

The Committee engages an independent compensation consultant to assist in its deliberations and decision-making regarding executive compensation. The Committee’s consultant provides current market research and analyses against which executive compensation programs and proposals can be evaluated, including a review of competitive market trends and design practices, a review of the Company’s peer group, and market benchmarking. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant.

Meridian served as the Committee’s independent compensation consultant in fiscal 2022. Meridian reports directly to the Committee and, in addition to performing the services described above, assists the Committee on director compensation matters. Meridian did not work for the Company’s management in any capacity in fiscal 2022. The Committee assessed the independence of Meridian pursuant to the listing standards of the NYSE and we believe that the work performed by Meridian did not raise any conflict of interest.

As part of the Committee’s responsibility to review the extent to which our compensation policies and practices may encourage associates to take risks that could have a material adverse effect on us, the Committee directed Meridian to complete a comprehensive review of our compensation policies and practices and reviewed it with the Committee. As described below under the caption entitled “Compensation-Related Risk”, upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

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EXECUTIVE COMPENSATION

Role of Peer Companies and Benchmarking

The Committee used the compensation peer group set forth below to evaluate fiscal 2022 compensation decisions:

• Abercrombie & Fitch Co. • American Eagle Outfitters, Inc. • Big Lots, Inc. • Dick’s Sporting Goods, Inc. • Dollar Tree, Inc. • Five Below, Inc. • Foot Locker, Inc. • Kohl’s Corporation	• Macy’s, Inc. • RH • Ross Stores, Inc. • The TJX Companies, Inc. • Tractor Supply Company, Inc. • ULTA Beauty, Inc. • V.F. Corporation • Williams-Sonoma, Inc.

The Committee reviews the companies included in the peer group on an annual basis and in so doing considers information provided by the Committee’s independent consultant and management. In August 2021 the Committee conducted its annual review of the peer group for fiscal 2022 compensation decisions. After consultation with Meridian, the Committee determined to remove Designer Brands Inc. and Dillard’s, Inc. due to concentrated family ownership and removed The Michaels Companies, Inc. given that it no longer operates as a publicly-traded company. Based on the selection criteria noted below and in order to increase the size of the peer group, after consultation with Meridian, the Committee added Kohl’s Corporation, V.F. Corporation, RH and Five Below, Inc. to the peer group. The Committee believes that maintaining a peer group with a higher number of companies will be more sustainable over the long-term and is likely to result in less significant year-over-year movement in compensation data. The Committee determined that the above group was an appropriate peer group to evaluate fiscal 2022 compensation decisions based on criteria that included the following: annual revenues; company performance; industry/business; similar customer demographics and competition for talent.

The median trailing twelve-month revenue for the peer group as of December 31, 2021 was $9,877 million (versus $8,987 million for Burlington) and the median trailing 20-trading-day average market cap as of December 31, 2021 was $11,413 million (versus $18,944 million for Burlington). Peer revenues are generally within a range of 0.3x to 2.9x our revenues.

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EXECUTIVE COMPENSATION

In August 2022 the Committee conducted its annual review of the peer group for fiscal 2023 compensation decisions. After consultation with Meridian, the Committee determined that the peer group remained appropriate and did not make any changes to the peer group. The Committee believes that an appropriate peer group is a key element of the Company’s compensation program in order to provide meaningful comparisons to market compensation levels. The Committee will consider comparative compensation data of the companies in our peer group, as well as quality retail-specific surveys, as a frame of reference in assessing the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation.

The Committee will review market total compensation and target each executive’s annual compensation within a reasonable range of this market benchmark based upon its assessment of a variety of factors, including those discussed under the caption above entitled “Role of the Compensation Committee.” Actual pay delivered will vary above or below this level based on Company performance.

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on such practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, which has been especially true over the past three years given the unprecedented challenges presented by the COVID-19 pandemic and macro-economic uncertainties.

Role of Management

Our CEO makes compensation recommendations for executive officers other than himself. These recommendations are based on annual performance reviews completed by the CEO for each executive officer. The Committee considers these performance reviews and recommendations, among other factors, in establishing base salaries and making other compensation decisions for our NEOs. Our NEOs do not play a role in their own compensation determinations.

The Committee meets in executive session (without the presence of any management director) from time to time and invites executive officers to attend other portions of its meetings. In addition, members of our management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee. Management periodically makes recommendations to the Committee regarding the design and implementation of our executive compensation program, although any adoption or implementation of such recommendations requires approval by the Committee.

Internal Pay Relationships

Our compensation philosophy reflects the importance of offering a competitive target compensation package to our NEOs. The differences in pay between the NEOs relative to each other as well as the CEO are based on various factors, including market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Elements of Our Executive Compensation and Benefits Programs

We provide annual compensation to our NEOs primarily through a combination of:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

We also provide our NEOs with retirement (401(k) Plan), health and welfare benefits, and limited perquisites.

The portion of annual executive compensation devoted to each of the elements of pay is driven by our principles and objectives as well as each NEO’s role and strategic value to the organization as further described in the table below. The Committee occasionally grants other types of awards in special circumstances to reward superior past performance or support recruitment, succession planning, and retention objectives.

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EXECUTIVE COMPENSATION

Element of Pay	Form	Designed to Reward/Promote	Alignment with Objectives

Base Salary	• Cash	• Experience, knowledge in industry, duties, scope of responsibility and individual performance.	• Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve our overall performance.

Annual Cash Incentives	• Cash	• Achievement of the Company’s annual strategic and financial goals; and incent and reward financial and operating performance.	• Motivates executives to achieve specific performance goals and objectives.

Long-Term Equity Incentives	• PSUs • Stock Options • RSUs

•  Achievement of efficient long-term growth and development.

•  Value-creating actions deemed necessary to increase the market value of our stock.

•  Executive retention, stock ownership and alignment of interests with stockholders.

•  Aligns the interests of our executives’ interests with those of our stockholders to increase overall stockholder value.

•  Represents potentially the largest pay component, which provides an opportunity for significant compensation following strong Company performance and share performance, helping us to attract and retain talented executives.

The Committee believes that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our NEOs. Actual annual compensation levels are a function of both corporate and individual performance as described under each compensation element below.

Base Salary

Our goal is to provide our NEOs with base salaries that are appropriate and commensurate with position, experience and performance. Base salaries are reviewed by the Committee annually and at the time of promotion or other change in responsibilities. Generally, in making base salary determinations, the Committee considers the following factors:

•	individual performance;

•	experience with us and industry knowledge;

•	duties and scope of responsibilities;

•	competitive market compensation paid by other companies for similar positions; and

•	annual performance reviews completed by the CEO with respect to the NEOs other than himself.

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EXECUTIVE COMPENSATION

In addition, the Committee considers internal pay equity among our executives and, when reviewing the base salaries of our NEOs, their current aggregate compensation. The Committee reviewed the base salaries of each of the then-serving NEO’s following the end of fiscal 2021. Ms. Wolfe’s base salary of $750,000 was established based on a review of comparable market data for her role as well as the compensation of her predecessor. Pursuant to its review, the Committee established the base salaries of our NEOs as follows:

Named Executive Officer	Percentage Base Salary Adjustment	Dollar Base Salary Adjustment	Resulting Base Salary

Michael O’Sullivan	4.87%	$65,000	$1,400,000

Jennifer Vecchio	3.75%	$39,375	$1,089,375

Travis Marquette	2.00%	$18,000	$918,000

Michael Allison(1)	11.54%	$75,000	$725,000

John Crimmins	3.25%	$24,302	$772,052

(1)	The $75,000 increase in Mr. Allison’s base salary reflected his promotion to the position of Executive Vice President and Chief Administrative Officer and included a merit increase.

Annual Incentive Awards

2022 Annual Incentive Plan

Annual incentive awards are an important part of the overall compensation we pay our NEOs. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. The Committee believes that annual incentive awards encourage our NEOs to focus on specific short-term business and financial goals, without sacrificing our long-term objectives.

The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over the short-term and establishing realistic targets that continue to motivate and retain executives. As a result, our 2022 Annual Incentive Plan provides for measurable, rigorous performance targets that are designed to be achievable but challenge our executives to drive business results that produce stockholder value.

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EXECUTIVE COMPENSATION

2022 Annual Incentive Target

Under our 2022 Annual Incentive Plan, and consistent with practice in prior years, the Committee approves each NEO’s annual incentive target, which is expressed as a percentage of his or her base salary in effect at the end of the fiscal year. The table below shows each of our NEO’s 2022 annual incentive target expressed as a percentage of base salary and as a dollar amount. The fiscal 2022 annual incentive target percentages for Mr. O’Sullivan, Ms. Vecchio, and each of Messrs. Marquette, Allison, and Crimmins were unchanged from fiscal 2021. The annual incentive target for Ms. Wolfe was determined at the time she joined Burlington based on a review of the competitive market practices, the Company’s compensation practices, and the desire to attract her to Burlington.

Named Executive Officer	Annual Incentive Target	Base Salary Rate at End of Fiscal 2022	Target Award

Michael O’Sullivan	150%	$1,400,000	$2,100,000

Kristin Wolfe(1)	75%	$750,000	$279,705

Jennifer Vecchio	130%	$1,089,375	$1,416,188

Travis Marquette	100%	$918,000	$918,000

Michael Allison	75%	$725,000	$543,750

John Crimmins(2)	75%	$772,052	$340,424

(1)	As Ms. Wolfe commenced employment with us in fiscal 2022, her target award is pro-rated based on the number of days employed during fiscal 2022.

(2)

Pursuant to the Crimmins Letter Agreement (as defined below), Mr. Crimmins remained eligible for an award under the 2022 Annual Incentive Plan for performance through the termination of his employment, determined based on actual Company performance during fiscal 2022 and pro-rated based on his employment during fiscal 2022 through such termination.

2022 Performance Measures

In February 2022, the Committee determined that Adjusted EBIT should be the sole performance metric for purposes of the 2022 Annual Incentive Plan (Adjusted EBIT was also the sole performance metric for the 2021 Annual Incentive Plan). Due to the difficulty associated with developing an annual 2022 performance goal as a result of an especially challenging macroeconomic environment, the Committee determined it would be appropriate and prudent to approve six-month performance goals for each half of fiscal 2022, as described below.

Adjusted EBIT is a core driver of our performance and success, as it measures profitability, reflects management efforts to manage expenses, and further aligns our NEOs’ interests with our stockholders’ interests.

2022 Performance Goals and Payout Scale

In March 2022, the Committee established a target Adjusted EBIT goal of $199 million for the six-month performance period ending on July 30, 2022. Based on the Company’s achieved performance against this goal, each NEO’s first half 2022 incentive award could range from 0% to no more than 200% of his or her annual incentive target award, prorated to reflect the shortened performance period. In August 2022, the Committee established a target Adjusted EBIT goal of $210 million for the six-month performance period ending on January 28, 2023. Based on the Company’s achieved performance against this goal, each NEO’s second half 2022 incentive award could range from 0% to no more than 140% of his or her annual incentive target award, prorated to reflect the shortened performance period. The Committee chose this lower maximum payout opportunity for the second half of 2022 to ensure that the maximum full year annual incentive payout could not exceed 100% of target (due to 60% of target earned in the first half of 2022).

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EXECUTIVE COMPENSATION

While the Committee believed the targets to be achievable with strong performance, the Committee designed the targets to be challenging to help drive business results that produce stockholder value. In establishing Annual Incentive Plan targets, the Committee considers the financial plan approved by the Board, which is informed by our prior year results as well as our forecast. The Committee set the aggregate fiscal 2022 Adjusted EBIT target below the fiscal 2021 target due to the extraordinary external factors that we anticipated could adversely impact our fiscal 2022 results. These factors included, but were not limited to, uncertainties regarding COVID, inflation, and freight and supply chain costs. We believe the fiscal 2022 target performance goal appropriately reflects the impact of these economic factors.

The tables below show the Adjusted EBIT threshold, target and maximum performance goals and the associated annual incentive payout percentage for the first and second half of fiscal 2022, respectively.

First Half Fiscal 2022

(six-month performance period)

	Zero		Threshold Performance	At Target	Maximum
Adjusted EBIT (six-month measurement period ending on July 30, 2022) ($M)(1)	< $	68	$68	$199	$331
Adjusted EBIT Payout Percentage(2)		0%	50%	100%	200%

Second Half Fiscal 2022

(six-month performance period)

	Zero		Threshold Performance	At Target	Maximum
Adjusted EBIT (six-month measurement period ending on January 28, 2023) ($M)(1)	< $	129	$129	$210	$263
Adjusted EBIT Payout Percentage(2)		0%	50%	100%	140%

(1)

Adjusted EBIT is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense(benefit); (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

(2)	Payouts for performance between these various performance achievement levels are calculated using straight line interpolation unless adjusted by the Committee.

Awards made to NEOs under the fiscal 2022 Annual Incentive Plan are equal to the product of: (i) the Adjusted EBIT Payout Percentage (weighting performance for both halves of fiscal 2022 equally); and (ii) the NEO’s target annual incentive award. Notwithstanding this formula, the Committee retains discretion to adjust payouts, including making no payout, based on unanticipated positive or negative events or other factors deemed relevant by the Committee, as determined by the Committee in its sole and absolute discretion. In exercising its discretion to reduce the amount of an award, the Committee may take into account the NEO’s individual performance rating.

2022 Achieved Performance and Determination of Payout

The table below shows our achieved performance against the pre-determined Adjusted EBIT goal for each six-month performance period and the resulting payout percentage of target.

Metric	Target	Actual	Payout Percentage(1)

Adjusted EBIT (six-month measurement period ending on July 30, 2022) ($M)	$199	$102	60%

Adjusted EBIT (six-month measurement period ending on January 28, 2023) ($M)	$210	$329	140%

(1)

In determining achievement of target Adjusted EBIT, the Committee, consistent with the historical design of the annual incentive program, excluded from target and actual performance the accrual of amounts for payment under the 2022 Annual Incentive Plan.

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EXECUTIVE COMPENSATION

Based on achieved performance, the Committee determined that each NEO earned 100% of their respective target annual incentive. However, management recognized that our full year results may be viewed as disappointing and recommend that the

Committee consider reducing annual incentive payouts. After considering management’s recommendation and Company performance, the Committee exercised its discretion to reduce annual incentive payouts to 80% of target.

The table below shows each NEO’s earned 2022 annual incentive award based on the incentive formula a set forth above and after taking into account the Committee’s exercise of discretion to reduce each NEO’s incentive award payout:

Named Executive Officer	Annual Incentive Target ($)	Percent of Target Earned	Formulaic Payout ($)	Negative Discretion Payout Reduction ($)	Final Payout ($)

Michael O’Sullivan	2,100,000	100%	2,100,000	420,000	1,680,000

Kristin Wolfe(1)	279,705	100%	279,705	55,941	223,764

Jennifer Vecchio	1,416,188	100%	1,416,188	283,238	1,132,950

Travis Marquette	918,000	100%	918,000	183,600	734,400

Michael Allison	543,750	100%	543,750	108,750	435,000

John Crimmins(2)	340,424	100%	340,424	68,085	272,339

(1)	Ms. Wolfe’s award was pro-rated based on the number of days employed during fiscal 2022.

(2)

Pursuant to the Crimmins Letter Agreement (as defined below), Mr. Crimmins’ 2022 Annual Incentive Plan award was pro-rated based on his employment during fiscal 2022 through the termination of his employment.

The range of potential payouts under the 2022 Annual Incentive Plan for each of our NEOs is presented below in the Fiscal 2022 Grants of Plan-Based Awards Table. The actual 2022 Annual Incentive Plan awards earned and payable to each NEO are also reported below in the Fiscal 2022 Summary Compensation Table.

Long-Term Incentives

The Committee believes that long-term incentives (“LTIPs”) are an important component of compensation that helps us to attract, retain and motivate our NEOs. These incentives also align the financial rewards paid to our NEOs with our long-term performance, thereby encouraging our NEOs to focus on long-term goals. The LTIP is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability, and serve as an incentive for continued employment. In setting the value of our equity incentive compensation for executives, the Committee’s determinations are informed by assessments conducted by Meridian, peer group market data and alignment with our compensation philosophy.

For fiscal 2022, the Committee approved each NEO’s LTIP target value and the allocation of the value across the three equity vehicles granted to the NEOs based on a variety of factors including but not limited to role, contributions, market data, and recommendations from the CEO (for all NEOs except the CEO). The Committee increased Mr. O’Sullivan’s annual target LTIP value to $9,745,500 in February 2022 in recognition of the value of his role to the Company and his important contributions to the Company’s ongoing performance, and to maintain competitive positioning relative to the market. In connection with Mr. Allison’s promotion to Executive Vice President and Chief Administrative Officer in May 2022, the Committee increased the target value of his LTIP to $1,087,500 and determined that retirement, for purposes of Mr. Allison’s LTIP awards, will be achieved with five continuous years of service to the Company from and after May 1, 2022.

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EXECUTIVE COMPENSATION

2022 LTIP Mix

The Committee routinely evaluates and considers the type of awards granted under our LTIP. Based on input and analysis from Meridian, the Committee determined that it was appropriate to deliver fiscal 2022 LTIP Awards in the following mix, which is identical to the mix used for fiscal 2021 LTIP Awards:

PSUs. In February 2022, the Committee approved the grant of PSUs to each NEO. The grant of PSUs supports the Committee’s desire to create a strong and visible link between executive pay and Company performance and further align our executives’ interests with those of our stockholders.

The 2022 PSUs were initially subject to the achievement of pre-established Adjusted EPS growth over a three-year performance period. However, after the grant of the PSUs, the Committee determined that performance instead should be measured on an annual rather than a three-year cumulative basis in light of continued market volatility. The eligible vesting with respect to each year will be determined based on pre-established Adjusted EPS growth goals for such fiscal year, with the goals for each year in the three-year performance period established in fiscal 2022. The average payout percentage at the end of the three fiscal year period will be applied to determine payout. Based on the Company’s achievement of the goals, the vesting of each NEO’s award made in fiscal 2022 may range from 50% (at threshold performance) to no more than 200% of his or her target award.

Adjusted EPS growth measures the growth rate of our per share earnings over the performance period, and the Committee believes this metric is closely aligned with driving stockholder value and incentivizes sales growth, margin expansion and the efficient use of cash. Under the terms of the awards, the performance metric may be adjusted by the Committee for any unusual non-recurring or extraordinary expenses, losses, charges or gains that may arise during the performance period.

The performance goals for 2022 PSU grants were designed to be challenging but achievable with the coordinated, cross-functional focus and effort of our executives.

PSUs granted prior to fiscal 2022 require the achievement of pre-established Adjusted EBIT margin expansion and sales CAGR goals (each weighted equally) over a three-year performance period. Adjusted EBIT margin expansion, which measures the increase of our operating profit as a percentage of sales over the performance period, places focus on managing to an expense level consistent with sales performance. Sales CAGR, which measures the growth rate of our sales over the performance period, focuses on overall sales growth.

Stock Options. In February 2022, the Committee approved the grant of stock options to each NEO. The grant of stock options supports the Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Options have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date. Accordingly, each NEO realizes value from stock options only to the extent our share price is greater than the option exercise price and the NEO is employed through the vesting period. In contrast, if our share price declines and remains below the exercise price of a stock option granted to a NEO, the NEO would realize no value with respect to such stock option.

RSUs. In February 2022, the Committee approved the grant of RSUs to each NEO. RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date.

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EXECUTIVE COMPENSATION

Pursuant to the terms of her employment agreement, Ms. Wolfe received a pro-rated 2022 LTIP Award on August 1, 2022 upon the commencement of her employment. The table below shows, by NEO, LTIP value, as approved by the Committee, and the type and number of LTIP awards:

Named Executive Officer	LTIP Value	PSUs (Target)	RSUs	Options

Michael O’Sullivan	$9,745,500	23,020	11,510	30,962

Kristin Wolfe(1)	$1,121,918	3,736	1,868	5,025

Jennifer Vecchio	$5,250,000	12,401	6,201	16,680

Travis Marquette	$2,700,000	6,378	3,189	8,578

Michael Allison	$1,087,500	2,569	1,285	3,455
John Crimmins	$1,121,625	2,650	1,325	3,564

(1)

Ms. Wolfe’s target LTIP value of $1,500,000 was established pursuant to her employment agreement, discussed in more detail below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Pursuant to the terms of her employment agreement, Ms. Wolfe’s actual fiscal 2022 LTIP Award amounted to a pro-rated portion of the target amount based on the number of days served between the date she commenced employment and the next regularly scheduled annual equity grant date for senior executive officers. Ms. Wolfe’s target LTIP value was determined based on a review of competitive market practices, the Company’s compensation practices, and the desire to attract her to Burlington.

PSUs Granted in Fiscal 2020

Fiscal 2022 represented the final year of the performance period for the PSUs granted in fiscal 2020. In February 2023, the Committee reviewed our performance relative to the targets established for the PSU awards granted in fiscal 2020. The fiscal 2020 PSUs were earned based upon the cumulative Adjusted EBIT margin expansion and sales CAGR (each weighted 50%) achieved by the Company during the 2020, 2021 and 2022 fiscal years as follows:

Fiscal 2020 PSUs	Threshold	Target	Maximum

Three-Year Adjusted EBIT Margin Expansion	-0.20%	0.20%	0.60%

Three-Year Sales CAGR	6%	8%	10%

Percent of Target Payout(1)	50%	100%	200%

(1)	The number of PSUs earned based on performance between these various performance achievement levels are calculated using straight line interpolation.

Over the three-year performance period, the Company achieved Adjusted EBIT margin expansion of -4.21% and sales CAGR of 6.15%, as calculated pursuant to the terms of the awards. As a result, NEO’s earned 27% of their fiscal 2020 awards, reflecting performance above the threshold level for the sales CAGR metric (54%) and below the threshold level for the Adjusted EBIT margin expansion metric (0%), as follows:

Named Executive Officer(1)	Value at Date of Grant(2)	Shares Granted at Target	Shares Earned at End of Performance Period

Michael O’Sullivan	$4,257,509	23,724	6,370

Jennifer Vecchio	$1,312,570	7,314	1,964

John Crimmins	$562,248	3,133	842

(1)	As Messrs. Allison and Marquette commenced employment with us in fiscal 2021 and Ms. Wolfe commenced employment with us in fiscal 2022, none of them received a fiscal 2020 PSU award.

(2)	Reflects the grant date fair value assuming the probable satisfaction of the performance conditions at the time of grant.

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EXECUTIVE COMPENSATION

New Hire Compensation

Pursuant to her employment agreement and in connection with the commencement of her employment with us, Ms. Wolfe was awarded (i) a cash sign-on bonus of $1,100,000 and (ii) a one-time long-term incentive grant with a target grant fair value of $3,500,000, consisting 50% of stock options and 50% of RSUs, each of which vest 28.5% on each of August 1, 2023 and August 1, 2024 and 43% on August 1, 2025, subject to Ms. Wolfe’s continued employment through the applicable vesting date. However, each grant shall vest in full upon a termination of Ms. Wolfe’s employment by us without cause. The sign-on compensation was granted to induce Ms. Wolfe to join the Company, considering the extremely competitive market for top talent and the compensation that Ms. Wolfe would forfeit to join the Company. Accordingly, the value of the sign-on equity grant and sign-on cash bonus was determined based, in part, on the estimated value of the equity awards outstanding with Ms. Wolfe’s prior employer at the time of her termination of employment and, because her sign-on compensation was intended to make Ms. Wolfe whole for forfeited compensation at her prior employer, was conditioned upon the forfeiture of such prior employer’s awards.

If we terminate Ms. Wolfe’s employment for cause or if she resigns without good reason prior to the 18-month anniversary of her start date, she will be required to repay the cash sign-on bonus.

Promotion Award

In fiscal 2022, the Committee awarded a grant of 3,780 RSUs to Mr. Allison in connection with his promotion to Executive Vice President and Chief Administrative Officer. The RSU’s vest 100% on the third anniversary of the grant date subject to Mr. Allison’s continued employment through such date.

Benefits and Perquisites

Our executive compensation program includes limited perquisites, which are subject to Committee review and approval, and broad-based benefits. The perquisites and benefits included in our executive compensation program represent a modest portion of each NEO’s total compensation. The cost of these perquisites or other personal benefits is set forth below in the Fiscal

2022 Summary Compensation Table below under the column “All Other Compensation,” and additional detail is set forth in the footnotes following the Fiscal 2022 Summary Compensation Table.

We maintain broad-based benefits that are provided to all full-time associates, including medical, dental, vision, life and disability insurance. Certain of these benefits require associates to pay a portion of the premium. Except with respect to life insurance (our NEOs all receive such insurance in an amount equal to the lesser of three times their annual base salary or a pre-determined maximum) and financial planning services, these benefits are offered to our NEOs on the same basis as all other associates. We also offer a retirement savings plan in which eligible associates (including our NEOs) may participate. The savings plan includes a traditional 401(k) pre-tax savings option and a post-tax Roth 401(k) option. We provide a matching contribution of 100% on the first 3% of eligible compensation that is deferred and 50% on the next 2% of eligible compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible associate participates in the plan. Pursuant to the terms of his employment agreement, Mr. Marquette received reimbursement of expenses incurred in connection with his relocation. Mr. Marquette additionally received reimbursement for certain taxes related to such relocation.

The Committee believes that the limited perquisites and other benefits provided to our NEOs are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management.

Termination-Based Compensation

Severance arrangements applicable to each of our NEOs other than Mr. Allison are set forth in each of their respective employment agreements. Mr. Allison’s severance benefits are governed by the Severance Plan. The Crimmins Letter Agreement, discussed in further detail below, superseded the terms of Mr. Crimmins’s employment agreement, which contemplated severance benefits.

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EXECUTIVE COMPENSATION

The Committee believes these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor or soliciting our associates during the specified severance period. Additionally, each NEO’s equity grant agreements contain terms regarding vesting in connection with the termination of employment and change in control. The Committee believes that these termination and change in control terms provide our NEOs with an incentive to act in stockholders’ best interests during a potential change in control despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities.

A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Compensation Recoupment (“Clawback”) Policy and Additional Forfeiture Features

We strive to maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation philosophy. Accordingly, the Committee has adopted a compensation recoupment (or “clawback”) policy, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation. The Company will review and modify the clawback policy as necessary to reflect the final NYSE listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines

As described above, the Committee has adopted stock ownership guidelines for our executives. These stock ownership guidelines provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary, and (ii) other continuing NEOs should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary. As of the end of fiscal 2022, each continuing NEO owned shares in excess of the applicable guideline or was in compliance with the retention requirement described above.

Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for our directors or any of our corporate personnel (including our executive officers) to enter into speculative transactions in Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Such hedging and monetization transactions may permit persons to continue to own Company securities obtained through our benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same incentives as our other stockholders. Moreover, certain short-term or speculative transactions in our securities by directors and corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving our securities.

Under our hedging and pledging policy, our directors and all corporate personnel are prohibited from engaging in any hedging or monetization transactions with respect to our securities. Further, directors and corporate personnel may not engage in the following short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons:

•	Short Sales. Short sales of our securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities by our directors and corporate personnel are prohibited under our policy.

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EXECUTIVE COMPENSATION

•	Publicly-Traded Options. Given the relatively short terms of publicly-traded options, transactions in options may cause focus on short-term performance at the expense of our long term objectives. Accordingly, our policy prohibits transactions in put options, call options or other derivative securities related to our securities, on an exchange or in any other organized market.

•	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Tax and Accounting Considerations

The Committee seeks to structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. In the course of making decisions about executive compensation, the Committee takes into account tax and accounting considerations. For example, the Committee takes into account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. The Committee also considers how various elements of compensation will affect our financial reporting. For example, the Committee considers the impact of FASB ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy

Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

Compensation Committee of the Board of Directors:

Jordan Hitch, Chair

Ted English

Mary Ann Tocio

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Interlocks and Insider Participation

Ted English, Jordan Hitch and Mary Ann Tocio served on the Committee during fiscal 2022 and currently serve on the Committee. None of these individuals (i) have ever been an officer or an associate of ours, nor (ii) except with respect to the indemnification agreements set forth below under the caption entitled “Certain Relationships and Related Party Transactions,” have any relationship that is required to be disclosed pursuant to the rules of the SEC. In addition, none of our executive officers serve (or served at any time during fiscal 2022) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

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EXECUTIVE COMPENSATION

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our associates as they relate to our risk management practices and the possibility of incentivizing risk-taking. The Committee considers risks associated with our compensation policies and practices and, as part of its consulting services for the Committee, Meridian evaluates the potential for unintended risk associated with the design of our compensation programs.

At the direction of the Committee, Meridian completed a comprehensive review of our compensation policies and practices to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

A number of features in our compensation programs mitigate risk and protect against excessive risk-taking behavior and the potential for unintended consequences, including:

•	Our compensation mix for participants in our LTIP and Annual Incentive Plans is designed to create a balance between short-term results and long-term sustainable performance. Throughout the organization, variable/fixed pay and short-term/long-term pay is carefully calibrated to create an appropriate pay mix and structure by level and, for senior executives, a large portion of pay is variable and oriented toward long-term performance.

•	A significant portion of the 2022 LTIP Awards made to senior vice presidents and officers above that level (including our NEOs) are in the form of PSUs based on pre-established goals linked to our performance over a three-year period. Accordingly, the performance period and vesting schedules for long-term incentives awards will thereafter overlap which we believe reduces the motivation to maximize performance in any one period.

•	Our Annual Incentive Plan and PSUs include a maximum payout cap.

•	Time-based equity awards granted to our associates generally do not vest fully for four years. We believe this longer vesting period discourages unnecessary or excessive risk-taking.

•	Because executive incentive compensation has a large stock component, the value is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our executive officers and non-employee directors, which expose our executive officers and non-employee directors to the loss of the value of the retained equity.

•	We maintain a compensation recoupment policy, which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to us arising out of willful actions or gross negligence by any officer.

•	The Committee has established a compensation peer group designed to provide meaningful comparisons to ‘market’ and align compensation programs with industry practice.

•	We have a rigorous system of internal controls designed to prevent fraud, deterring individual associates from creating adverse material risk in pursuit of short- or long-term compensation. In addition, our directors and all corporate personnel are prohibited from engaging in any hedging or monetization transactions with respect to our securities.

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EXECUTIVE COMPENSATION

Fiscal 2022 Summary Compensation Table

The following table sets forth summary information concerning the compensation of our NEOs for fiscal 2022 and, to the extent required by applicable SEC disclosure rules, fiscal 2021 and fiscal 2020:

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)

Michael O’Sullivan,	2022	1,382,500	—	7,309,310	2,440,115	1,680,000	13,979		12,825,904
Chief Executive Officer	2021	1,310,769	—	6,386,592	2,128,375	4,005,000	36,699		13,867,435
	2020	1,000,000	—	6,386,264	2,125,776	—	48,166		9,560,206

Kristin Wolfe,	2022	360,577	1,100,000	2,591,634	2,032,626	223,764	749		6,309,350
Executive Vice President and Chief Financial Officer

Jennifer Vecchio,	2022	1,078,774	—	3,937,671	1,314,551	1,132,950	13,979		7,477,925
Group President and Chief Merchandising Officer	2021	1,008,303	—	3,780,766	1,260,015	2,730,000	30,033		8,809,117
	2020	807,452	—	2,918,881	655,357	1,425,000	38,166		5,844,856

Travis Marquette,	2022	913,154	—	2,025,143	676,032	734,400	1,100,003		5,448,732
President and Chief Operating Officer	2021	276,923	2,437,637	4,159,986	3,388,327	145,879	187,153	(7)	10,595,905

Michael Allison,	2022	704,808	—	1,615,965	272,289	435,000	16,970		3,045,032
Executive Vice President & Chief Administrative Officer	2021	512,500	—	627,975	209,251	803,571	11,599		2,164,896

John Crimmins,	2022	492,322	—	841,428	280,879	272,339	17,944		1,904,912
Former Executive Vice President and Chief Financial Officer	2021	724,755	—	787,746	262,478	1,121,625	30,033		2,926,637
	2020	580,949	—	1,518,500	280,732	630,000	38,166		3,048,347

(1)

Mr. Allison was promoted to Executive Vice President and Chief Administrative Officer effective May 1, 2022. Mr. Crimmins retired from the position of Executive Vice President and Chief Financial Officer, effective August 1, 2022, the date Ms. Wolfe commenced employment with us in that position. Mr. Crimmins continued as our Executive Vice President of Finance through August 31, 2022 and was available to provide consulting services as requested by us for a period of 180 days thereafter.

(2)

Represents (i) for Ms. Wolfe, a sign-on cash bonus; and (ii) for Mr. Marquette, the aggregate sign-on cash bonus of $2,000,000 made to him and the guaranteed portion of his award under the Annual Incentive Plan for fiscal 2021, in each case pursuant to the terms of the NEO’s employment agreement. If we terminate either NEO’s employment for cause or if the NEO resigns without good reason, in each case prior to the 18-month anniversary of the NEO’s start date, the NEO will be required to repay the cash sign-on bonus.

(3)

Represents the aggregate grant date fair value of RSU and PSU awards calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant and, in the case of the PSUs, the probable satisfaction of the performance conditions at target for such PSUs as of the date of grant. Assuming the highest level of performance is achieved for the 2022 PSU awards, the maximum value of these awards at the grant date would be as follows: Mr. O’Sullivan—$9,745,747; Ms. Wolfe—$1,122,070; Ms. Vecchio—$5,250,087; Mr. Marquette—$2,700,190; Mr. Allison—$1,087,612; and Mr. Crimmins—$1,121,904. The amount reported in this column for Ms. Wolfe in fiscal 2022 and for Mr. Marquette in fiscal 2021 includes RSUs granted to compensate each NEO for a portion of the equity awards forfeited at such NEO’s prior employer. The amount reported in this column for Mr. Allison in fiscal 2022 includes RSUs granted to him in connection with his promotion to Executive Vice President and Chief Administrative Officer. See Note 11 (entitled “Stock-Based Compensation”) to our January 28, 2023 Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating these amounts. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2022 Year-End.”

(4)

Represents the aggregate grant date fair value of stock option awards. The amount reported in this column for Ms. Wolfe in fiscal 2022 and for Mr. Marquette in fiscal 2021 includes stock options granted to compensate each NEO for a portion of the equity awards forfeited at such NEO’s prior employer. The amounts shown were calculated in accordance with FASB ASC Topic 718, and are based on a number of key assumptions described in Note 11 (entitled “Stock-Based Compensation”) to our January 28, 2023 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a NEO from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the NEO through the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the option exercise price. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2022 Year-End.”

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EXECUTIVE COMPENSATION

(5)

Amounts may be awarded under the Annual Incentive Plan described above in the section of the Compensation Discussion and Analysis entitled ”Annual Incentive Awards.” Amounts shown for Ms. Wolfe and Mr. Crimmins are pro-rated based on the number of days each NEO was employed by us during fiscal 2022. Based on the economic environment and the pandemic, Mr. O’Sullivan recommended to the Committee that he forego a fiscal 2020 Annual Incentive Plan award. In consideration of the unprecedented times, as well as the CEO’s recommendation, the Committee accepted Mr. O’Sullivan’s recommendation and did not approve a payout to him for fiscal 2020 while commending Mr. O’Sullivan’s leadership throughout the year. If the Committee had awarded Mr. O’Sullivan an Annual Incentive Plan payout based on the formulaic results, Mr. O’Sullivan would have received an Annual Incentive Plan payout equal to $2,340,000 for fiscal 2020.

(6)	The amounts reported in this column for fiscal 2022 include the following:

Name	Company Matching 401(k) Contributions ($)	Financial Planning Services ($)(a)	Insurance Premiums ($)(b)	Other ($)(c)	Total ($)

Michael O’Sullivan	12,200	—	1,779	—	13,979

Kristin Wolfe	—	—	749	—	749

Jennifer Vecchio	12,200	—	1,779	—	13,979

Travis Marquette	12,200	807	1,779	1,085,217	1,100,003

Michael Allison	12,200	4,714	56	—	16,970

John Crimmins	12,200	4,714	1,030	—	17,944

(a)

The Company offers each NEO the opportunity to participate in financial planning services at a full year cost to the Company of $15,500. The amounts reflected are pro-rated based on the portion of fiscal 2022 during which each NEO was enrolled to receive such services.

(b)	Represents the dollar value of life insurance premiums that we paid for the benefit of each NEO.

(c)	Represents $491,213 of expenses incurred in connection with Mr. Marquette’s relocation and reimbursed directly to him, as well as reimbursement for certain related taxes in the amount of $594,004.

(7)

The amount reported in this column for fiscal 2021 includes $87,310 in tax reimbursement payments related to expenses incurred by Mr. Maquette in connection with his relocation that was inadvertently excluded.

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EXECUTIVE COMPENSATION

Fiscal 2022 Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our NEOs during fiscal 2022. PSUs, RSUs and options granted in fiscal 2022 to the NEOs other than Ms. Wolfe were granted under the 2013 Incentive Plan, and the awards granted to Ms. Wolfe were granted under the 2022 Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)		All Other Option Awards: Number of Securities Underlying Options (4) (#)		Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael O’Sullivan	—	—	1,050,000	2,100,000	4,200,000	—	—	—	—		—		—	—
	5/2/22	2/15/22	—	—	—	11,510	23,020	46,040	—		—		—	4,872,874
	5/2/22	2/15/22	—	—	—	—	—	—	11,510		—		—	2,436,437
	5/2/22	2/15/22	—	—	—	—	—	—	—		30,962		211.68	2,440,115
Kristin Wolfe(6)	—	—	139,853	279,705	559,410	—	—	—	—		—		—	—
	8/1/22	5/10/22	—	—	—	1,868	3,736	7,472	—		—		—	561,035
	8/1/22	5/10/22	—	—	—	—	—	—	1,868		—		—	280,518
	8/1/22	5/10/22	—	—	—	—	—	—	—		5,025		150.17	280,948
	8/1/22	5/10/22	—	—	—	—	—	—	11,654	(7)	—		—	1,750,081
	8/1/22	5/10/22	—	—	—	—	—	—	—		31,814	(8)	150.17	1,751,678
Jennifer Vecchio	—	—	708,094	1,416,188	2,832,376	—	—	—	—		—		—	—
	5/2/22	2/15/22	—	—	—	6,201	12,401	24,802	—		—		—	2,625,044
	5/2/22	2/15/22	—	—	—	—	—	—	6,201		—		—	1,312,628
	5/2/22	2/15/22	—	—	—	—	—	—	—		16,680		211.68	1,314,551
Travis Marquette	—	—	459,000	918,000	1,836,000	—	—	—	—		—		—	—
	5/2/22	2/15/22	—	—	—	3,189	6,378	12,756	—		—		—	1,350,095
	5/2/22	2/15/22	—	—	—	—	—	—	3,189		—		—	675,048
	5/2/22	2/15/22	—	—	—	—	—	—	—		8,578		211.68	676,032
Michael Allison	—	—	271,875	543,750	1,087,500	—	—	—	—		—		—	—
	5/2/2022	2/15/22	—	—	—	1,285	2,569	5,138	—		—		—	543,806
	5/2/2022	2/15/22	—	—	—	—	—	—	1,285		—		—	272,009
	5/2/2022	2/15/22	—	—	—	—	—	—	—		3,455		211.68	272,289
	5/2/2022	2/15/22	—	—	—	—	—	—	3,780	(9)	—		—	800,150
John Crimmins	—	—	170,212	340,424	680,848	—	—	—	—		—		—	—
	5/2/2022	2/15/22	—	—	—	1,325	2,650	5,300	—		—		—	560,952
	5/2/2022	2/15/22	—	—	—	—	—	—	1,325		—		—	280,476
	5/2/2022	2/15/22	—	—	—	—	—	—	—		3,564		211.68	280,879

(1)

Represents the threshold, target and maximum payments each NEO was eligible to receive based upon the original design of the 2022 Annual Incentive Plan (without the application of subsequently approved caps) and achievement of the performance goal under our 2022 Annual Incentive Plan. Amounts shown for Ms. Wolfe and Mr. Crimmins are pro-rated based on the number of days each NEO was employed by us during fiscal 2022. For additional information regarding the 2022 Annual Incentive Plan, please refer to the section in the Compensation Discussion and Analysis entitled “Annual Incentive Awards.”

(2)

Represents the threshold, target and maximum PSUs that may vest based upon achievement of pre-established Adjusted EPS goals over a three-year performance period, measured based on the achievement during each individual year during the period. Based on our achievement of these goals, the vesting of each NEO’s award may range from 50% to no more than 200% of his or her target award. In the event that actual performance is below threshold, the PSUs will not vest. For additional information regarding the PSUs, please refer to the section in the Compensation Discussion and Analysis entitled “Long Term Incentives.”

(3)	Unless otherwise noted, represents RSU awards included in 2022 LTIP grants, which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date.

(4)

Unless otherwise noted, represents awards of options to purchase shares of our common stock included in 2022 LTIP grants, which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date.

(5)

Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock, PSUs and RSUs. The amounts shown were calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant for PSUs and RSUs, and (i) in the case of the PSUs, the probable satisfaction of the performance conditions for such PSUs as of the date of grant; and (ii) with respect to the grant date fair value of option awards, are based on a number of key assumptions described in Note 11 (entitled “Stock-Based Compensation”) to our January 28, 2023 Consolidated Financial Statements. The vesting terms and conditions of the awards are described below under the table entitled “Outstanding Equity Awards at Fiscal 2022 Year-End.”

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EXECUTIVE COMPENSATION

(6)

Pursuant to the terms of her employment agreement, Ms. Wolfe’s 2022 LTIP grants were pro-rated based on the number of days served between the date she commenced employment and the next regularly scheduled annual equity grant date for senior executive officers.

(7)

Represents a grant of RSUs to compensate Ms. Wolfe for a portion of the equity awards forfeited at her prior employer pursuant to the terms of her employment agreement and which are scheduled to vest 28.5% on each of August 1, 2023 and August 1, 2024 and 43% on August 1, 2025, subject to Ms. Wolfe’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Ms. Wolfe’s employment by us without cause.

(8)

Represents a grant of options to purchase shares of our common stock to compensate Ms. Wolfe for a portion of the equity awards forfeited at her prior employer pursuant to the terms of her employment agreement and which are scheduled to vest 28.5% on each of August 1, 2023 and August 1, 2024 and 43% on August 1, 2025, subject to Ms. Wolfe’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Ms. Wolfe’s employment by us without cause.

(9)	Represents a grant in the form of RSUs vesting 100% on May 2, 2025, subject to Mr. Allison’s continued employment through such date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have written employment agreements with each of our NEOs (other than Mr. Allison) that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each NEO’s participation in our Annual Incentive Plan and employee benefit plans. The terms of Mr. Allison’s employment are set forth in his offer letter and the Burlington Stores, Inc. Executive Severance Plan (the “Severance Plan”).

Our employment agreements with Mr. O’Sullivan, Ms. Wolfe and Mr. Marquette do not include a fixed expiration date. Our employment agreement with Ms. Vecchio provides, and our employment agreement with Mr. Crimmins provided, that we may terminate the agreements on a specified expiration date, subject to our giving the executive 90 days’ notice. The expiration date for Ms. Vecchio is May 11 and the expiration date for Mr. Crimmins was March 23.

Our employment agreements (and, with respect to Mr. Allison, the Severance Plan) also restrict each NEO’s ability to engage in or perform any activities that are competitive with our business or to solicit our associates away from our service while we employ the executive and for a period of one to two years thereafter. In addition, each employment agreement (and, with respect to Mr. Allison, the Severance Plan) specifies payments and benefits that would be due to such NEO upon the termination of his or her employment with us. For additional information regarding amounts payable upon termination to each of our NEOs, see the discussion below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Crimmins Letter Agreement

Mr. Crimmins entered into the Crimmins Letter Agreement with us in April 2022, which provided for his retirement as our Executive Vice President and Chief Financial Officer upon the commencement of his successor and for the termination of his employment by us on August 31, 2022. Pursuant to the Crimmins Letter Agreement, Mr. Crimmins agreed to provide consulting services at our request for a period of 180 days after the termination date at an hourly rate based on his current salary. In addition, the agreement provides that (i) Mr. Crimmins’s outstanding stock options, PSUs and RSUs will continue to vest based on his continued service during the consulting period, with any pro-rata vesting of such outstanding equity awards calculated to include the consulting period; and (ii) Mr. Crimmins also remained eligible for a bonus under the Company’s annual incentive program for performance through the termination of his employment, determined based on actual Company performance during fiscal 2022 and pro-rated based on his service during fiscal 2022 through such termination.

Wolfe Employment Agreement

Ms. Wolfe entered into an employment agreement with us in May 2022. The agreement outlines the basic terms of her employment and provides for, among other things, (i) an initial annual base salary of $750,000; (ii) a cash sign-on bonus of $1,100,000, which Ms. Wolfe must repay if we terminate her employment for cause or if she resigns without good reason prior to the 18-month anniversary of her start date; and (iii) participation in our annual incentive program, with an annual target bonus opportunity of 75% of annual base salary (pro-rated for fiscal 2022).

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EXECUTIVE COMPENSATION

In addition, the employment agreement includes, among other items, provisions relating to equity awards and termination provisions, as follows:

•	Ms. Wolfe will be entitled to receive an LTIP Award in each fiscal year during which she is actively serving as our Executive Vice President and Chief Financial Officer. Ms. Wolfe’s fiscal 2022 LTIP Award had a target grant date fair value equal to $1,500,000, which amount was then prorated based on the number of days served between the date she commenced employment and the next regularly scheduled annual equity grant date for senior executive officers. Beginning in fiscal 2023, Ms. Wolfe’s LTIP Awards will be determined by the Committee and will be through equity vehicles and designs that are generally consistent with those awarded to our other senior executive officers.

•	To compensate Ms. Wolfe for equity awards forfeited at her prior employer, Ms. Wolfe received a one-time long-term incentive grant with a target grant fair value of $3,500,000, comprised of 50% time-based RSUs and 50% stock options vesting 28.5% on each of August 1, 2023 and August 1, 2024 and 43% on August 1, 2025, subject to Ms. Wolfe’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Ms. Wolfe’s employment by us without cause. The value of the sign-on equity grant and sign-on cash bonus was determined based, in part, on the estimated value of the equity awards outstanding with Ms. Wolfe’s prior employer at the time of her termination of employment and was conditioned upon the forfeiture of such prior employer awards.

•	In the event that Ms. Wolfe’s employment is terminated involuntarily other than for cause or disability or Ms. Wolfe resigns for good reason, subject to her execution and non-revocation of a release of claims and her continued compliance with the confidentiality, intellectual property, non-competition and non-solicitation covenants set forth in her employment agreement, Ms. Wolfe is entitled to receive (i) continued base salary and health, dental and vision benefits for a two-year period; (ii) a pro-rata portion of her target annual bonus for the fiscal year in which employment is terminated to the extent bonus targets are achieved for such fiscal year; and (iii) any bonus earned (but not yet paid) under the Annual Incentive Plan with respect to the fiscal year prior to her termination of employment. In the event that Ms. Wolfe’s prior employer threatens or asserts certain claims, we have the option to terminate her employment and Ms. Wolfe will be treated as being terminated without cause.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal 2022 Year-End

The table below sets forth information with respect to the outstanding option and stock awards held by each NEO as of January 28, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Michael O’Sullivan	9/16/2019	174,235	—	192.27	9/16/2029	—	—	—	—
	9/16/2019	13,670	4,557	192.27	9/16/2029	—	—	—	—
	9/16/2019	—	—	—	—	1,726	390,732	—	—
	5/1/2020	16,844	16,845	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	5,931	1,342,660	—	—
	5/3/2021	4,658	13,976	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	4,887	1,106,319	—	—
	5/3/2021	—	—	—	—	—	—	13,031	2,949,958
	5/2/2022	—	30,962	211.68	5/2/2032	—	—	—	—
	5/2/2022	—	—	—	—	11,510	2,605,634	—	—
	5/2/2022	—	—	—	—	—	—	23,020	5,211,268
Kristin Wolfe	8/1/2022	—	31,814(6)	150.17	8/1/2032	—	—	—	—
	8/1/2022	—	—	—	—	11,654(6)	2,638,233	—	—
	8/1/2022	—	5,025	150.17	8/1/2032	—	—	—	—
	8/1/2022	—	—	—	—	1,868	422,878	—	—
	8/1/2022	—	—	—	—	—	—	3,736	845,756
Jennifer Vecchio	5/1/2017	21,454	—	98.92	5/1/2027	—	—	—	—
	5/1/2018	25,699	—	135.37	5/1/2028	—	—	—	—
	5/1/2019	7,900	2,634	170.08	5/1/2029	—	—	—	—
	5/1/2019	—	—	—	—	994	225,022	—	—
	5/1/2020	5,193	5,193	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	1,829	414,049	—	—
	7/1/2020	—	—	—	—	4,854(7)	1,098,849	—	—
	5/3/2021	1,689	5,068	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	1,773	401,372	—	—
	5/3/2021	—	—	—	—	—	—	4,725	1,069,646
	6/7/2021	1,149	3,450	303.67	6/7/2031	—	—	—	—
	6/7/2021	—	—	—	—	1,206	273,014	—	—
	6/7/2021	—	—	—	—	—	—	3,216	728,038
	5/2/2022	—	16,680	211.68	5/2/2032	—	—	—	—
	5/2/2022	—	—	—	—	6,201	1,403,782	—	—
	5/2/2022	—	—	—	—	—	—	12,401	2,807,338

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EXECUTIVE COMPENSATION

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Travis Marquette	10/4/21	10,532	21,066(8)	277.24	10/4/2031	—	—	—	—
	10/4/21	—	—	—	—	7,214(8)	1,633,105	—	—
	10/4/21	997	2,991	277.24	10/4/2031	—	—	—	—
	10/4/21	—	—	—	—	1,047	237,020	—	—
	10/4/21	—	—	—	—	—	—	2,789	631,374
	5/2/2022	—	8,578	211.68	5/2/2032	—	—	—	—
	5/2/2022	—	—	—	—	3,189	721,926	—	—
	5/2/2022	—	—	—	—	—	—	6,378	1,443,852
Michael Allison	5/3/2021	458	1,374	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	481	108,889	—	—
	5/3/2021	—	—	—	—	—	—	1,281	289,993
	5/2/2022	—	3,455	211.68	5/2/2032	—	—	—	—
	5/2/2022	—	—	—	—	1,285	290,898	—	—
	5/2/2022	—	—	—	—	—	—	2,569	581,570
	5/2/2022	—	—	—	—	3,780 (7)	855,716	—	—
John Crimmins (9)	6/18/2013	2,200	—	4.55	6/18/2023	—	—	—	—
	5/1/2017	2,974	—	98.92	5/1/2027	—	—	—	—
	5/1/2018	7,047	—	135.37	5/1/2028	—	—	—	—
	5/1/2019	1,863	621	170.08	5/1/2029	—	—	—	—
	5/1/2019	—	—	—	—	235	53,199	—	—
	5/1/2020	2,224	2,225	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	784	177,482	—	—
	5/3/2021	574	1,724	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	603	136,507	—	—
	5/3/2021	—	—	—	—	—	—	1,607	363,793
	5/2/2022	—	3,564	211.68	5/2/2032	—	—	—	—
	5/2/2022	—	—	—	—	1,325	299,954	—	—
	5/2/2022	—	—	—	—	—	—	2,650	599,907

(1)

Unless otherwise noted, all options (i) vest one-quarter on each of the first four anniversaries of the grant date; (ii) become exercisable if, within two years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason; (iii) will immediately be forfeited upon a termination of employment by us for cause; (iv) that have not vested will be forfeited immediately, and unexercised vested options will be exercisable for a period of 180 days (or 60 days, in the case of options granted prior to fiscal 2019), in the event of termination of employment for any other reason; and (v) granted from and after fiscal 2019 provide for fully accelerated vesting in the event of death or disability and pro-rata accelerated vesting in the event of termination due to a reduction in force or retirement.

(2)

The amounts set forth in this column represent RSUs granted to each NEO. Unless otherwise noted, (i) all RSU awards vest one-quarter on each of the first four anniversaries of the grant date; and (ii) RSUs vest only in the event that the recipient remains continuously employed by us on each vesting date, provided, however, that (a) all unvested RSUs will vest if the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) vesting of RSUs will fully accelerate in the event of death or disability and will accelerate on a pro-rata basis in the event of termination due to a reduction in force or retirement.

(3)

The amounts set forth in this column represent the market value of RSUs held by the NEO using a market price of $226.38 per share, which was the closing price of our common stock on January 27, 2023 (the last business day of fiscal 2022), as reported by the NYSE.

(4)

Represents PSU awards granted in fiscal 2021, which are earned based on achievement of pre-established EBIT margin expansion and sales CAGR goals (each weighted equally) over a three-year performance period, and PSUs award granted in fiscal 2022, which are earned based on achievement of pre-established Adjusted EPS goals over a three-year performance period, measured based on the achievement during each individual year during the period. Based on our achievement of these goals, the vesting of each NEO’s (i) fiscal 2021 award may range from 25% (assuming performance below threshold for one goal and performance at threshold for the other goal) to no more than 200% of his or her target award; and (ii) fiscal 2022 award may range from 50% (at threshold performance) to no more than

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EXECUTIVE COMPENSATION

200% of his or her target award. In the event that actual performance is below threshold, the PSUs will not vest. The awards are paid out following certification by the Committee of the achievement of the goals after completion of the applicable three-year performance period. The reported number of shares for awards made in fiscal 2021 and fiscal 2022 assumes achievement of the target level of performance, in accordance with SEC requirements.

Unless otherwise noted, PSUs granted prior to fiscal 2022 vest only in the event that the recipient remains continuously employed by us through the end of the performance period and PSUs granted from and after fiscal 2022 vest only in the event that the recipient remains continuously employed by us through the date the award is settled, in each case provided, however, that (a) the recipient’s award shall vest as of the date of termination, assuming that performance goals were satisfied at target, in the event that the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) the recipient’s award shall vest on a pro-rata basis based on actual performance in the event of death or disability or in the event of termination due to a reduction in force or retirement.

(5)

The amounts set forth in this column represent the market value of PSUs held by the NEO using a market price of $226.38 per share, which was the closing price of our common stock on January 27, 2023 (the last business day of fiscal 2022), as reported by the NYSE.

(6)

Represents a grant of RSUs or options to purchase shares of our common stock, as applicable, to compensate Ms. Wolfe for a portion of the equity awards forfeited at her prior employer pursuant to the terms of her employment agreement and which vest 28.5% on each of August 1, 2023 and August 1, 2024 and 43% on August 1, 2025, subject to Ms. Wolfe’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Ms. Wolfe’s employment by us without cause.

(7)	Provided that the NEO remains continuously employed by us on such date, 100% of the RSUs will vest on the third anniversary of the grant date.

(8)

Represents a grant of RSUs or options to purchase shares of our common stock, as applicable, to compensate Mr. Marquette for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in equal annual increments on each of May 3, 2023 and May 3, 2024, subject to Mr. Marquette’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause.

(9)

Pursuant to the Crimmins Letter Agreement, Mr. Crimmins’s outstanding equity awards continued to vest during his post-termination consulting period, and the post- employment period of time during which he may exercise his stock options commenced on the expiration of the consulting period rather than the date on which his employment terminated.

Fiscal 2022 Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our NEOs, and the vesting of our NEOs’ restricted stock or RSUs, during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Michael O’Sullivan	—	—	34,362	5,607,539

Kristin Wolfe	—	—	—	—

Jennifer Vecchio	—	—	5,670	1,179,457

Travis Marquette	—	—	3,955	795,255

Michael Allison	—	—	160	33,379

John Crimmins	—	—	5,413	1,143,163

(1)

Represents the value realized upon vesting based on the closing price of our common stock on the vesting date, which was (i) $211.68 in the case of 2,966, 2,714, and 4,370 shares or RSUs for each of Mr. O’Sullivan, Ms. Vecchio and Mr. Crimmins, respectively, that vested on May 1, 2022; (ii) $208.62 in the case of 1,629, 590, 3,607, 160 and 201 RSUs for each of Mr. O’Sullivan, Ms. Vecchio, Mr. Marquette, Mr. Allison and Mr. Crimmins, respectively, that vested on May 3, 2022; (iii) $176.38 in the case of 402 RSUs for Ms. Vecchio that vested on June 7, 2022; (iv) $141.34 in the case of 23,397 RSUs for Mr. O’Sullivan that vested on September 16, 2022; (v) $122.88 in the case of 348 RSUs for Mr. Marquette that vested on October 4, 2022; and (vi) $209.25 in the case of 6,370, 1,964 and 842 PSUs for each of Mr. O’Sullivan, Ms. Vecchio and Mr. Crimmins, respectively, that vested on January 28, 2023; multiplied in each case by the number of shares, RSUs or PSUs vesting. The PSUs were granted in fiscal 2020, and the amount vested represents the actual amount earned based on the performance level met as of January 28, 2023, the last day of fiscal 2022 and the end of the performance period, as certified by the Committee in February 2023.

(2)

Included in this column are the following amounts of shares that were withheld (in the aggregate) to cover withholding tax obligations due upon vesting: Mr. O’Sullivan—14,310; Ms. Vecchio—2,689; Mr. Marquette—1,696; Mr. Allison—50; and Mr. Crimmins—2,186.

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EXECUTIVE COMPENSATION

Pension Benefits

The Company does not maintain any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our NEOs other than Mr. Crimmins upon the termination of his or her employment with us, including termination in connection with a change in control. The amounts in the “Potential Payments Upon Termination or Change in Control Table” below assume that each termination was effective as of January 27, 2023, the last business day of fiscal 2022, and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Termination Without Cause or for Good Reason

Mr. Allison will be entitled to receive the benefits described below under the Severance Plan in the event that his employment is involuntarily terminated without cause or, within the two-year period immediately following a change in control, Mr. Allison voluntarily terminates employment for good reason. Each other continuing NEO will be entitled to receive the benefits described below under his or her employment agreement in the event that (i) his or her employment is terminated by us without cause, or by the NEO for good reason, or (ii) with respect to Ms. Vecchio, the term of Ms. Vecchio’s employment expires on the expiration date specified in her agreement.

•	any bonus earned for the fiscal year prior to the termination year or the expiration year, as applicable, but then unpaid, as well as (i) for Mr. O’Sullivan, an amount equal to two times the target bonus under the Annual Incentive Plan for the year in which termination occurs; and (ii) for each other continuing NEO, a pro-rated portion of the then-current year’s target bonus under the Annual Incentive Plan through the date of termination or expiration, based on actual results (the “Annual Incentive Payment”);
•	severance pay (the “Severance Payment”) (i) for each continuing NEO other than Mr. Allison in an amount equal to two times base salary; and (ii) for Mr. Allison the full amount of his base salary at the time of termination through the one-year anniversary of the date of termination; and

•	full continuation (“Benefits Continuation”) of (i) Mr. O’Sullivan’s, Ms. Wolfe’s and Mr. Marquette’s health, dental and vision insurance benefits during the two-year period commencing on the date of termination; (ii) with respect to Ms. Vecchio, medical, dental and vision insurance benefits during the two-year period commencing on the date of termination (but only to the extent such benefits were previously elected by Ms. Vecchio and in effect immediately prior to the date of termination); provided that, with respect to (ii), to the extent any of those benefits cannot be provided by us during the applicable period, we will provide Ms. Vecchio with a sum of money calculated to permit her to obtain the same benefits individually, as well as reimbursement for related taxes so that she remains whole; and (iii) Mr. Allison’s welfare benefits (including medical, dental, and vision coverage) at active employee rates while severance payments are being made pursuant to the Severance Plan. In addition, Mr. Allison is entitled to outplacement assistance for a period of six months pursuant to the Severance Plan.

Our employment agreements with each of Ms. Wolfe and Mr. Marquette also provide that each NEO’s make-whole grant shall vest in full upon a termination by us without cause.

NEOs subject to employment agreements are also entitled to receive all previously earned and accrued but unpaid base salary and vacation and unpaid business expenses up to the date of such termination or expiration.

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EXECUTIVE COMPENSATION

Each NEO will be entitled to receive the Annual Incentive Payment, Severance Payment and Benefits Continuation, as applicable, only in the event that he or she:

•	executes a release of claims in respect of his or her employment with us; and

•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (“Restrictive Covenants”) contained in his or her employment agreement or the Severance Plan (with respect to Mr. Allison) regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year for Mr. Allison and two years in the case of each other continuing NEO following termination of employment).

Our obligation to make such payments or provide such services will terminate upon the occurrence of any such breach during such period.

For purposes of each NEO’s employment agreement, “cause” means the NEO (i) is convicted of a felony or other crime involving dishonesty toward us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his or her employment; (iii) refuses to perform his or her material obligations under his or her employment agreement which failure is not cured within 15 days of written notice to him or her; (iv) misappropriates one or more of our material assets or business opportunities; (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of written notice to him or her; or (vi) with respect to Mr. O’Sullivan, Mr. Marquette or Ms. Wolfe, materially breaches his or her employment agreement or any written policy of the Company, including the Company’s policies prohibiting unlawful harassment, discrimination or retaliation, which breach, if capable of being cured, is not cured within 15 days after written notice to him or her. For purposes of the Severance Plan, “cause”, unless otherwise defined in any employment, consulting, change in control or similar agreement in effect between the Company or any of its subsidiaries and the associate, means termination due to the associate’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the associate’s duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of the associate’s duties.

“Good reason” means the occurrence of any of the following events without the written consent of the NEO: (i) a material diminution of his or her duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his or her position; (ii) except in the case of Ms. Wolfe, our requiring him or her to be based at a location which is 50 or more miles from his or her principal office location; (iii) pursuant to each NEO’s employment agreement, a material breach by us of our obligations pursuant to his or her employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure); or (iv) pursuant to the Severance Plan, a material diminution of the associate’s annual compensation. No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition and are provided with a period of 30 days from the date of notice to remedy the condition, and (ii) within 10 days after the expiration of such period (but in no event later than 120 days after the initial existence of the condition), the NEO actually terminates his or her employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that an NEO subject to an employment agreement is terminated for any other reason, including as a result of his or her death, disability, voluntary resignation for other than good reason or by resolution of our Board of Directors for cause, each employment agreement provides that he or she shall be entitled to receive only all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination.

Pursuant to the Severance Plan, an associate working in any part, unit or function that is divested, outsourced, closed, or relocated to a different geographic area, and who is terminated as a direct result thereof, will be eligible for benefits under the Severance Plan. However, eligibility for such benefits will be forfeited if the associate resigns voluntarily prior to the specified termination date (other than as provided above in the case of voluntary termination for good reason within the two-year period immediately following a change in control). Severance Plan benefits will not commence or will be discontinued if comparable employment is offered in connection with a change in control.

74	|	Burlington Stores, Inc. 2023 Proxy Statement

EXECUTIVE COMPENSATION

Change in Control

As described above, Mr. Allison participates in the Severance Plan, which provides for the payment of severance and other benefits in the event a participant is involuntarily terminated without cause or, within the two-year period immediately following a change in control, voluntarily terminates employment for good reason. None of our other NEOs are entitled to receive any payments upon a change in control pursuant to the terms of his or her employment arrangement.

Equity Grant Agreements

The terms of our equity grant agreements with each of our NEOs include certain provisions regarding accelerated vesting upon termination of employment under various circumstances, as detailed in the table below. In the event of a change of control, none of our equity awards will accelerated in the absence of a qualifying termination of employment.

Event	Stock Options	RSUs	PSUs
Change in Control and Termination Without Cause or Resignation for Good Reason Within Subsequent Two-Year Period	Fully accelerate all awards	Fully accelerate	Fully accelerate (at target)
Death or Disability	Fully accelerate (for awards granted from and after May 2019)	Fully accelerate (for awards granted from and after May 2019)	Pro-rated vesting based on target
Retirement or Termination of Employment Due to Reduction in Force(1)	Pro-rated vesting (for awards granted from and after May 2019)	Pro-rated vesting (for awards granted from and after May 2019)	Pro-rated vesting based on actual performance during the Performance Period
Termination With Cause	All vested and unvested awards terminate immediately	All unvested awards terminate immediately	All unvested awards terminate immediately
Termination Without Cause or Resignation for Good Reason (Outside of the Two-Year Period Following a Change in Control)	All unvested awards terminate immediately, except Mr. Marquette’s and Ms. Wolfe’s make-whole grants, which become fully vested if he or she is terminated without cause	All unvested awards terminate immediately, except Mr. Marquette’s and Ms. Wolfe’s make-whole grants, which become fully vested if he or she is terminated without cause	All unvested awards terminate immediately

(1)

The determination as to whether a “reduction in force” has occurred will be determined by the Committee in its sole and absolute discretion. “Retirement” means resignation from the Company occurring on or after attaining age 60 with at least (i) ten continuous years of service to the Company; or (ii) five continuous years of service to the Company from and after May 1, 2022 with respect to Mr. Allison. Retirement does not accelerate Mr. Marquette’s or Ms. Wolfe’s make-whole grants, the 3,780 RSUs granted to Mr. Allison on May 2, 2022 or the 4,854 RSUs granted to Ms. Vecchio on July 1, 2020. As of the end of fiscal 2022, no continuing NEO met the retirement vesting condition.

Burlington Stores, Inc. 2023 Proxy Statement	|	75

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control Table

The following table summarizes the compensation to be received by each NEO other than Mr. Crimmins in the event of a termination or change in control as of the last business day of fiscal 2022.

Mr. Crimmins’s employment with the Company continued until August 31, 2022, at which point he resigned from all employment positions with the Company, and the post-termination consulting period provided for in the Crimmins Letter Agreement commenced. Mr. Crimmins did not receive any severance or separation benefits from the Company in connection with his termination other than a pro-rata bonus under the fiscal 2022 Annual Incentive Plan based on actual performance ($272,339) and the continued vesting of his outstanding incentive equity grants during a 180-day post-termination consulting period, in each case pursuant to the terms of the Crimmins Letter Agreement. Mr. Crimmins’s pro-rata bonus is disclosed in the Fiscal 2022 Summary Compensation Table above. No consulting fees were incurred by the Company during the post-termination consulting period.

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement (1)				Equity Acceleration Upon Retirement or Due to Reduction in Force ($)(6)(7)	Equity Acceleration Upon Death or Disability ($)(6)	Equity Acceleration Upon Termination Relating to a Change in Control ($)(8)
Name	Severance Pay ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Health Insurance Continuation ($)(4)	Equity Acceleration ($)(5)
Michael O’Sullivan	7,000,000	—	32,175	—	10,122,022	15,129,635	20,378,157
Kristin Wolfe	1,500,000	223,764	—	5,062,777	5,321,195	6,027,409	6,714,366
Jennifer Vecchio	2,178,750	1,132,950	18,768	—	5,321,504	7,842,573	10,713,999
Travis Marquette	1,836,000	734,400	16,499	1,633,105	2,526,270	3,428,537	4,793,373
Michael Allison	745,000	435,000	15,226	—	627,363	1,631,219	2,177,855

(1)

Pursuant to the terms of the Severance Plan, Mr. Allison is entitled to severance benefits in connection with a resignation for good reason only if such resignation occurs within the two-year period immediately following a change in control.

(2)

The amounts set forth in this column represent severance pay (i) for Mr. O’Sullivan in an amount equal to two times his base salary and fiscal 2022 target bonus; (ii) for Ms. Wolfe, Ms. Vecchio and Mr. Marquette in an amount equal to two times each NEO’s base salary; and (iii) for Mr. Allison, the full amount of his base salary at the time of termination from the date of termination through the period ending on the first anniversary of the date of termination plus an additional amount of $20,000 representing an estimate for the value of six months of outplacement assistance. Pursuant to the Severance Plan, Mr. Allison is entitled to such assistance upon a termination of his employment without cause or, within two years following a change in control, his resignation for good reason.

(3)

The amounts set forth in this column reflect, other than for Mr. O’Sullivan, the actual award to be received pursuant to the Annual Incentive Plan with respect to fiscal 2022. Pursuant to the terms of our employment agreement with Mr. O’Sullivan, he is entitled to receive severance pay in an amount equal to two times his base salary and termination year target bonus.

(4)

The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each NEO, and assumes that we can provide such coverage (i) for a period of two years for Mr. O’Sullivan, Mr. Marquette and Ms. Vecchio; and (ii) for a period of one year with respect to Mr. Allison. As of the fiscal year-end, Ms. Wolfe did not maintain health insurance coverage through the Company and thus no amounts are included in the table above for continued coverage.

(5)

Upon cessation of employment without cause or for good reason or, in the case of Ms. Vecchio expiration of employment agreement, and subject to the terms of the applicable Incentive Plan, equity awards that have not vested will terminate immediately (subject to potential acceleration in the event of a change in control); provided, however, Ms. Wolfe’s and Mr. Marquette’s make-whole grant of stock options and RSUs shall vest upon a termination by us without cause.

(6)

The amounts set forth in these columns represent the sum of (i) the product obtained by multiplying the number of accelerated RSUs and PSUs by $226.38, which represents the market price of our stock on January 27, 2023 the last trading day of fiscal 2022 (the “Market Price”) (assuming (a) withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us; and (b) target achievement for PSUs), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

(7)

The amounts set forth in this column assume that Mr. Marquette and Ms. Wolfe were terminated as a result of a reduction in force, and such terminations were determined to be without cause for purposes of each NEO’s make-whole grants.

(8)

The amounts set forth in this column assume that the NEO’s employment is terminated by us without cause or he or she resigns with good reason within the requisite time period following a change in control and represent the sum of (i) the product obtained by multiplying the number of accelerated RSUs and PSUs by the Market Price (assuming (a) withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us; and (b) target achievement for PSUs), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

76	|	Burlington Stores, Inc. 2023 Proxy Statement

EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our associates and the annual total compensation of our CEO. We believe that the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2022, our last completed fiscal year:

•	the median of the annual total compensation of all associates of our Company (other than our CEO) was $12,427; and

•	the annual total compensation of our CEO, as reported in the Fiscal 2022 Summary Compensation Table, was $12,825,904.

Based on this information, for fiscal 2022 the ratio of the annual total compensation of Mr. O’Sullivan, our CEO, to the median of the annual total compensation of all associates is estimated to be 1,032 to 1.

To identify the median of the annual total compensation of all our associates in fiscal 2022 and determine the annual total compensation of our fiscal 2022 median associate and the annual total compensation of our CEO, we took the following steps:

1.	We identified the median associate using our associate population on January 28, 2023, the last day of fiscal 2022. This population consisted of full-time associates and part-time (including flex)
associates, all of which were located in the United States (including Puerto Rico). In determining whether independent contractors that we have retained or engaged are associates, we applied a test drawn from guidance published by the Internal Revenue Service.

2.

To identify the 2022 “median associate” from our associate population, we first determined the amount of each associate’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal 2022.

•	In making this determination, we annualized the compensation of approximately 3,529 full-time associates and 30,809 part-time associates who were hired in fiscal 2022 but did not work for us for the entire fiscal year.

3.	We then identified our 2022 median associate from our associate population using this compensation measure, which was consistently applied to all our associates included in the calculation.

4.

For purposes of the 2022 pay ratio disclosure, we combined all of the elements of such associate’s compensation for fiscal 2022, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $12,427. Our median associate is a part-time associate in one of our Burlington stores.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2022 Summary Compensation Table.

Burlington Stores, Inc. 2023 Proxy Statement	|	77

EXECUTIVE COMPENSATION

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “Compensation Actually Paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO NEOs, as noted below. “Compensation Actually Paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs and PSUs which remain subject to forfeiture if the vesting conditions are not satisfied.

					Value of Initial Fixed $100 Investment Based On: (4)
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net Income ($) (in thousands) (6)	Adjusted EBIT ($) (in thousands)(7)

2022	12,825,904	2,839,170	4,837,190	4,954,782	104.10	124.59	230,123	430,334

2021	13,867,435	10,280,616	4,863,897	3,201,969	105.90	114.78	408,839	801,712

2020	9,560,206	17,049,041	3,713,938	4,283,347	114.45	106.22	(216,499)	(282,847)

(1)	Mr. O’Sullivan served as the Company’s principal executive officer for the entirety of fiscal 2020, 2021 and 2022, and the Company’s other NEOs for the applicable years were as follows:

-	2022: Kristin Wolfe; Jennifer Vecchio; Travis Marquette; Michael Allison; and John Crimmins.

-	2021: John Crimmins; Jennifer Vecchio; Travis Marquette; Michael Allison; Mike Metheny; and Fred Hand.

-	2020: John Crimmins; Jennifer Vecchio; Fred Hand; and Joyce Manning Magrini.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. O’Sullivan and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s other NEOs reported for the applicable year.

(3)
To calculate “compensation actually paid,” adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. O’Sullivan and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on February 1, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)	The TSR Peer Group consists of the Dow Jones Apparel Retailers Index, an independently prepared index that includes companies in the retail industry.

(6)
In accordance with SEC rules, we are required to describe the relationship between “compensation actually paid” to our CEO and to our other NEOs and our net income. However, our incentive plans do not link “compensation actually paid” to our executive officers and our net income. Therefore, changes in “compensation actually paid” to our executive officers will not necessarily correlate to changes in our net income.

(7)
As noted in the section above entitled “Compensation Discussion and Analysis” (the “CD&A”), Adjusted EBIT is a core driver of our performance and success, as it measures profitability, reflects management efforts to manage expenses, and further aligns our NEOs’ interests with our stockholders’ interests. Adjusted EBIT is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense(benefit); (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the
e-commerce
store; and (x) other unusual,
non-recurring
or extraordinary expenses, losses, charges or gains. Please see the CD&A for more information regarding Adjusted EBIT and our incentive programs.

78	|	Burlington Stores, Inc. 2023 Proxy Statement

Table of Contents

EXECUTIVE COMPENSATION

Compensation Actually Paid Adjustments

		(MINUS)	PLUS	PLUS/(MINUS)	PLUS/(MINUS)	(MINUS)	EQUALS

Year	Summary Compensation Table Total ($)(a)	Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(b)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)(c)	Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(d)	Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(e)	Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(f)	Compensation Actually Paid ($)

Michael O’Sullivan

2022	12,825,904	(9,749,425)	10,553,849	(4,230,176)	(6,560,982)	—	2,839,170

2021	13,867,435	(8,514,967)	5,454,134	(4,148,989)	3,623,003	—	10,280,616

2020	9,560,206	(8,512,040)	12,661,431	3,947,107	(607,663)	—	17,049,041

Other NEOs (Average) ( g )

2022	4,837,190	(3,117,644)	4,028,855	(411,675)	(381,944)	—	4,954,782

2021	4,863,897	(2,900,883)	1,816,041	(421,337)	940,057	(1,095,806)	3,201,969

2020	3,713,938	(2,139,882)	3,051,308	883,866	(1,225,883)	—	4,283,347

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.

(b)	Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(c)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(d)
Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(f)
Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(g)	See footnote 1 above for the NEOs included in the average for each year.

Burlington Stores, Inc. 2023 Proxy Statement	|	79

Table of Contents

EXECUTIVE COMPENSATION

Relationship Between Pay and
Performance
We believe the “compensation actually paid” in each of the years reported above and over the three-year cumulative period are reflective of the Committee’s emphasis on

“pay-for-performance”

as the “compensation actually paid” fluctuated year-over-year, primarily due to the result of our stock performance. In addition, the “compensation actually paid” to Mr. O’Sullivan was further impacted by the grants made to him upon commencing employment in September 2019 to compensate him for a significant portion of the equity awards forfeited at his prior employer, the value of which appreciated through the end of fiscal 2019.
As noted above, our incentive plans do not link “compensation actually paid” to our executive officers and our net income. Therefore, changes in “compensation actually paid” to our executive officers will not necessarily correlate to changes in our net
income.

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link “compensation actually paid” to the NEOs for fiscal 2022. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program, including the Annual Incentive Plan and 2022 PSUs.

•	Adjusted EBIT

•	Adjusted EPS Growth

•	Stock price

80	|	Burlington Stores, Inc. 2023 Proxy Statement

Certain Relationships and Related Party Transactions

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

We maintain a Related Party Transactions Policy (the “Policy”), which sets forth the manner in which we consider, evaluate and where appropriate conduct transactions with related parties. We recognize that related party transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the best interests of the Company or our stockholders. Accordingly, as a general matter, we exercise caution with regard to such transactions and approach them with particular care.

A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), regardless of value, in which we (or any entity controlled by us) were, are or will be a participant, and in which any related party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). A “related party” is any of our directors or executive officers, any holder of more than 5% of our common stock or any immediate family member of any of these persons.

We review any relationships and transactions in which we and a related party are participants to determine whether such persons have a direct or indirect material interest. To identify potential related party transactions, we request certain information from our directors and executive officers. We then review the information provided for any related party transactions. The Audit Committee reviews and determines whether to approve any related party transaction subject to the Policy.

Burlington Stores, Inc. 2023 Proxy Statement	|	81

Stockholder Proposals and Nominations for 2024 Annual Meeting of Stockholders

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2024 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 2, 2023. We strongly encourage any stockholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

Director Nominations for Inclusion in our 2024 Proxy Materials (Proxy Access). A stockholder’s notice nominating directors intended to be included in the proxy statement for our 2024 Annual Meeting of Stockholders pursuant to the proxy access provisions of our Amended Bylaws must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, (a) not later than the close of business on January 18, 2024, being the 120th day prior to the first anniversary of our 2023 Annual Meeting of Stockholders, nor earlier than the close of business on December 19, 2023, being the 150th day prior to the first anniversary of our 2023 Annual Meeting of Stockholders, or (b) in the event that our 2024 Annual Meeting of Stockholders is held more than 30 days before or more than 70 days after the first anniversary of our 2023 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the 150th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Other Proposals or Nominations for the 2024 Annual Meeting. In accordance with our Amended Bylaws, for a proposal of a stockholder to be properly brought before our 2024 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule

14a-8 promulgated under the Exchange Act or any nomination of directors submitted pursuant to the proxy access provisions of our Amended Bylaws, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, (a) not later than the close of business on February 17, 2024, being the 90th day prior to the first anniversary of our 2023 Annual Meeting of Stockholders, nor earlier than the close of business on January 18, 2024, being the 120th day prior to the first anniversary of our 2023 Annual Meeting of Stockholders, or (b) in the event that our 2024 Annual Meeting of Stockholders is held more than 30 days before or more than 70 days after the first anniversary of our 2023 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Universal Proxy. In addition to satisfying the requirements under our Amended Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Burlington’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act no later than March 18, 2024. In the event that our 2024 Annual Meeting of Stockholders is held more than 30 days from the first anniversary of our 2023 Annual Meeting of Stockholders, then notice must be provided by the later of 60 days prior to the date of our 2024 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

General Requirements. Each proposal submitted must be a proper subject for stockholder action, and all proposals and nominations must comply with the requirements of our Amended Bylaws, which should be carefully reviewed. Stockholder proposals and other notices should be delivered to Burlington Stores, Inc., Attention: General Counsel and Corporate Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

82	|	Burlington Stores, Inc. 2023 Proxy Statement

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, American Stock Transfer & Trust Company, LLC (if a registered holder), or their bank, broker or other nominee (if a beneficial holder), to request information about householding.

Burlington Stores, Inc. 2023 Proxy Statement	|	83

Form 10-K

We will mail without charge, upon written or oral request, a copy of our fiscal 2022 10-K, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The fiscal 2022 10-K is also available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Financials—SEC Filings” or “Financials—Annual Reports & Proxies.”

Other Matters

The Board of Directors does not know of any other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Group Senior Vice President,

General Counsel and Corporate Secretary

Dated: March 31, 2023

84	|	Burlington Stores, Inc. 2023 Proxy Statement

urlington BURLINGTON STORES, INC. 2006 ROUTE 130 NORTH BURLINGTON, NEW JERSEY 08016 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BURL2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D98820-P86849 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BURLINGTON STORES, INC. The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each director nominee named in Proposal 1 and FOR Proposals 2 and 3. 1. Election of directors Nominees: For Against Abstain 1a. Ted English [    ] [    ] [    ] 1b. Jordan Hitch [    ] [    ] [    ] 1c. Mary Ann Tocio [    ] [    ] [    ] For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending February 3, 2024 [    ] [    ] [    ] 3. Approval, on a non-binding advisory basis, of the compensation of Burlington Stores, Inc.’s named executive officers [    ] [    ] [    ] Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com. D98821-P86849 BURLINGTON STORES, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2023 8:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Michael O’Sullivan, Kristin Wolfe and Karen Leu, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Burlington Stores, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time, on May 17, 2023, virtually at www.virtualshareholdermeeting.com/BURL2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side